Exhibit 2.1

STOCK PURCHASE AGREEMENT

                This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of November 26, 2007, is entered into by and among InnerWorkings, Inc., a Delaware corporation (the “Purchaser”), Corporate Edge, Inc., a New Jersey corporation (the “Company”), and Scott Levy (“Levy”), Stuart Weisenfeld, (“Weisenfeld”) and Fred Moskowitz (“Moskowitz” and together with Levy and Weisenfeld, collectively, the “Sellers” and individually, a “Seller”).

RECITALS

                A.            Sellers own 100% of the outstanding shares of capital stock of the Company (such shares being referred to herein as the “Shares”).

                B.            The Company is engaged in the business of selling and fulfilling sales of print and print-related items (the “Business”).

                C.            At 12:01 a.m. (EST) on the day immediately following the consummation of the transactions contemplated by this Agreement, the Company shall purchase all or substantially all of the assets of LTG Promos, Ltd., a New York corporation (“Logos”).

                D.            Purchaser wishes to purchase from Sellers, and Sellers wish to sell to Purchaser, the Shares, upon the terms and subject to the conditions contained in this Agreement.

                NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, Sellers and Purchaser agree as follows:

                1.             Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, covenants and agreements made in this Agreement by the parties, Purchaser shall purchase and accept from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver to Purchaser, on the Closing Date, all of the Shares, free and clear of any and all security interests, charges, claims, liabilities, obligations, pledges, covenants, encumbrances, liens, assessments, options and rights of first refusal of every kind and nature whatsoever (collectively, “Encumbrances”).

                2.             Purchase Price.  The aggregate purchase price being paid by Purchaser to the Sellers and Logos for the transfer and delivery of the Shares, the assets of Logos, the rights and benefits conferred under this Agreement, and the rights and benefits conferred under the Logos Purchase Agreement shall be equal to an amount up to $33,175,000 (thirty-three million one hundred seventy-five thousand dollars) (the “Purchase Price”).  The Purchase Price shall be paid in such amounts and at such times as set forth below:

                                (a)           An amount equal to $18,175,000 (eighteen million one hundred seventy-five thousand dollars), as adjusted pursuant to Section 3 below (the “Closing Payment”), to be paid as follows:

                                (i)            $500,000 (five hundred thousand dollars) shall be retained by Purchaser at Closing and which amount (the “WC Adjustment Holdback”), if any, shall be payable in accordance with Section 3(b)(iv) through 3(b)(vii) below;

                                (ii)           the North Fork Payoff Amount (as defined in Section 10(c)(xiv)) shall be delivered at Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by such lender;

                                (iii)          the SE Payoff Amount (as defined in Section 10(c)(xiv)) shall be delivered at Closing by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by such lender; and

                                (iv)          the remainder of the Closing Payment, as adjusted pursuant to Section 3(a)(i) below and after deduction for the WC Adjustment Holdback, the North Fork Payoff Amount, the SE Payoff Amount and the cash payment payable to Logos upon the closing of the transactions contemplated by that certain Asset Purchase Agreement dated November 26, 2007 (the “Logos Purchase Agreement”), by and among the Company, Logos, and Robyn Saltzman (“Saltzman”), shall be paid to the Sellers at the Closing by delivery of a promissory note issued by Purchaser, in form attached hereto as Exhibit A (the “Promissory Note”), to each of the Sellers in the amount designated by the Sellers’ Representative for each Seller.

                                (b)           An additional amount up to $15,000,000 (fifteen million dollars), less the cash payments payable to Logos under Section 2(b)(ii) of the Logos Purchase Agreement (the “Logos Earn-Out Payments”), to be paid to the Sellers in accordance with Section 4 below.

                                (c)           Each Seller hereby consents and agrees that all payments to be made by the Purchaser under Section 3 or 4 hereof or under the Promissory Note shall be made to Lowenstein Sandler PC, as Escrow Agent pursuant to the terms and conditions of the Escrow & Contribution Agreement by and among Scott Levy, Stuart Weisenfeld, Fred Moskowitz, Sherri Moskowitz, LTG Promos, Ltd. and Lowenstein Sandler PC, dated as of even date herewith, and governed in accordance therewith.

                3.             Purchase Price Adjustment.

                                (a)           Estimated Working Capital.

                                (i)            The Sellers’ Representative shall prepare and deliver to Purchaser on November 28, 2007 a balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”) which contains the Sellers’ Representative’s good faith best estimate of the Working Capital as of the Closing Date (the “Estimated Working Capital”), determined on a basis consistent with the methodology to be employed in the calculation of the Working Capital described below.  To the extent that the Estimated Working Capital is less than $7,217,693 (seven million two hundred seventeen thousand six hundred ninety three dollars) (the “Minimum Closing Working Capital”), the Purchase Price (and the portion of the Closing Payment required to be made pursuant to Section 2(a)(iv) at the Closing) will be decreased dollar-for-dollar by the amount of such shortfall.  To the extent that the Estimated Working Capital is greater than the Minimum Closing Working Capital, the Purchase Price (and the portion of the Closing Payment required to be made pursuant to Section 2(a)(iv) at the Closing) will be increased dollar-for-dollar by the amount of such excess.

                                (ii)           For purposes of this Agreement, the term “Working Capital” means the excess of the Company’s current assets over the Company’s current liabilities as of the close of business on the business day immediately prior to the Closing Date; provided, however, that the parties agree that for purposes of determining Working Capital, the Company’s current liabilities shall not include (A) any Funded Indebtedness, which shall be paid off in full as of the Closing Date, (B) any liabilities of the Company which the Sellers are obligated to pay pursuant to Section 16 of this Agreement, except to the extent separately accrued for as current liabilities on the Final Closing Balance Sheet, or (C) amounts payable by the Company, as the purchaser, under the Logos Purchase Agreement.  The Working Capital shall be determined in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied; provided, that solely for purposes of calculating Working Capital hereunder, there shall be no allowance or reserve for bad debt or obsolete inventory applied.  Purchaser acknowledges that the Estimated Balance Sheet will not be in full compliance with GAAP and that the Sellers shall cooperate with Purchaser to cause the Final Closing Balance Sheet to conform to GAAP during the 75-day period commencing on the Closing.  For purposes hereof, “Funded Indebtedness” means all indebtedness of the Company, whether current or funded, secured or unsecured, direct or indirect, including any accrued and unpaid interest, fees and prepayment penalties, if any, and including without limitation, (i) any indebtedness to any lender or creditor under credit facilities of the Company, (ii) any letters of credit, (iii) any cash overdrafts, (iv) any capitalized leases, and (iv) any notes payable to any of the Company’s stockholders, vendors, customers or third parties.

                                (b)           Actual Working Capital.

                                (i)            As soon as practicable after the Closing Date, but not later than seventy-five (75) days following the Closing Date, Purchaser shall prepare and deliver to the Sellers’ Representative, a balance sheet of the Company as of the Closing Date in accordance with GAAP consistently applied (the “Final Closing Balance Sheet”), reflecting all adjustments being made by Purchaser to the Estimated Closing Balance Sheet and a calculation of the Working Capital as of the Closing Date (the “Actual Working Capital”), together with (A) a statement setting forth the amount, if any, by which the Actual Working Capital is less than the Estimated Working Capital (such deficiency, the “Working Capital Deficit”) or the Actual Working Capital is greater than the Estimated Working Capital (such excess, the “Working Capital Surplus”) and (B) all workpapers and copies of source documents that reasonably supports and documents the determination of the Final Closing Balance Sheet (collectively, the “Supporting Documents”).  Purchaser shall prepare or coordinate the preparation of the Final Closing Balance Sheet, the cost of which shall be borne by Purchaser.  Sellers, Purchaser, and their respective accountants and other representatives shall fully cooperate with the other in the preparation and review of the Final Closing Balance Sheet, including, without limitation, by providing access to accountant’s work papers relevant to the Final Closing Balance Sheet as well as the books and records related thereto.

                                (ii)           Within sixty (60) days after the delivery of the Final Closing Balance Sheet and Supporting Documents to the Sellers’ Representative, the Sellers’ Representative may deliver written notice (the “Protest Notice”) to Purchaser of any objections, which notice shall describe the nature of any such objection in reasonable detail, identify the specific items involved and the dollar amount of each such objection. The Sellers’ Representative shall provide reasonable supporting documentation for each such objection concurrently with the delivery of the Protest Notice.  Alternatively, the Sellers’ Representative may, within sixty (60) days after the delivery of the Final Closing Balance Sheet and Supporting Documents to the Sellers’ Representative, deliver a Protest Notice stating that Sellers, at their sole cost and expense, wish to have their own accountant conduct a review of the books and records of Purchaser, in which case Purchaser shall provide reasonable access to the Sellers’ Representative and Sellers’ accountants to Purchaser’s books and records for a period of sixty (60) days after the delivery of the Protest Notice (the “Inspection Period”), and at the end of such 60-day period, the Sellers’ Representative may then deliver an additional Protest Notice within thirty (30) days after the end of such 60-day inspection period.  The failure of the Sellers’ Representative to deliver a Protest Notice or an additional Protest Notice within the prescribed time periods will constitute the Sellers’ acceptance of the Final Closing Balance Sheet.  After the end of such 60-day period, or after the end of the 30-day period following the end of the Inspection Period, if applicable, the Sellers’ Representative may not introduce additional disagreements with respect to any item in the Final Closing Balance Sheet.  For the avoidance of doubt, amounts that are not subject to a Protest Notice shall be paid to Sellers or Purchaser, as the case may be, in accordance with Sections 3(b)(iv), 3(b)(v) and 3(b)(vi) below.

                                (iii)          If the Sellers’ Representative timely delivers a Protest Notice to Purchaser, then any dispute shall be resolved as follows:

                   (A)       The Sellers’ Representative and Purchaser shall promptly endeavor to negotiate in good faith in an attempt to agree upon the amount of the Actual Working Capital. In the event that a written agreement determining the amount of the Actual Working Capital has not been reached within ten (10) business days after the date of receipt by Purchaser of the Protest Notice, Grant Thornton LLP shall serve as the arbiter for the dispute over the calculation of the Actual Working Capital (the “Working Capital Arbiter”); provided, that at such time neither Purchaser or its principals, nor Sellers or their respective principals, have any relationship with such accounting firm.  In the event that such a relationship exists, each of the Sellers’ Representative and Purchaser shall select one (1) reputable accounting firm, and the two (2) accounting firms selected by the Sellers’ Representative and Purchaser shall jointly choose one (1) reputable accounting firm with whom neither Purchaser or its principals, nor Sellers or their respective principals, have any relationship to serve as the Working Capital Arbiter.  Upon the selection of the Working Capital Arbiter, each of Purchaser’s and the Sellers’ Representative’s determination of the items in dispute shall be submitted to the Working Capital Arbiter.

                   (B)        The Working Capital Arbiter shall be directed to render a detailed written report that sets forth the resolution of all items in dispute and that contains a final copy of the Final Closing Balance Sheet as promptly as practicable, and to resolve only those issues of dispute set forth in the Protest Notice.  Each of the Sellers’s Representative and Purchaser shall furnish to the Working Capital Arbiter such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Working Capital Arbiter may reasonably request.  The Working Capital Arbiter shall establish the procedures it shall follow (including procedures regarding the presentation of materials supporting each party’s position) giving due regard to the mutual intention of Purchaser and Sellers to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible, but in no event later than ninety (90) days after the Protest Notice is sent by the Sellers.  The resolution of the dispute and the calculation of the Actual Working Capital shall be final and binding upon each party hereto absent manifest error by the Working Capital Arbiter.  The fees and expenses of the Working Capital Arbiter shall be borne exclusively by the party whose last proposal with respect to the disputed items (prior to the submission thereof to the Working Capital Arbiter) is furthest from the final determination of the disputed items by the Working Capital Arbiter.

                                (iv)          If, after the final determination of the Actual Working Capital (or after delivery of the Final Closing Balance Sheet with respect to any portion of the Working Capital not then subject to an outstanding Protest Notice), there is a Working Capital Deficit, then the Purchase Price shall be reduced dollar-for-dollar by the entire amount of such Working Capital Deficit.  Purchaser shall be entitled to the amount of such reduction, which amount (the “Total Deficit”) shall be paid as follows:  (A) if the Total Deficit is less than the WC Adjustment Holdback, then the amount of the Total Deficit shall be offset against the WC Adjustment Holdback and Purchaser shall pay the balance of the WC Adjustment Holdback, plus interest thereon from and including the Closing Date to, but excluding, the date of payment at a rate of six percent (6%) per annum, within ten (10) business days after the final determination of the Actual Working Capital; and (B) if the Total Deficit is greater than the WC Adjustment Holdback, then Sellers shall pay to Purchaser the amount of such excess, plus interest thereon from and including the Closing Date to, but excluding, the date of payment at a rate of six percent (6%) per annum, within ten (10) business days after the final determination of the Actual Working Capital, and the full amount of the WC Adjustment Holdback shall be retained by Purchaser.

                                (v)           If, after the final determination of the Actual Working Capital (or after delivery of the Final Closing Balance Sheet with respect to any portion of the Working Capital not then subject to an outstanding Protest Notice), there is a Working Capital Surplus, then the Purchase Price shall be increased dollar-for-dollar by the entire amount of such Working Capital Surplus.  Sellers shall be entitled to the sum of (A) the amount of such increase and (B) the full amount of the WC Adjustment Holdback, plus interest thereon from and including the Closing Date to, but excluding, the date of payment at a rate of six percent (6%) per annum, within ten (10) business days after the final determination of the Actual Working Capital, which sum shall be paid to Sellers within ten (10) business days after the final determination of the Actual Working Capital.

                                (vi)          If, after the final determination of the Actual Working Capital (or after delivery of the Final Closing Balance Sheet with respect to any portion of the Working Capital not then subject to an outstanding Protest Notice), the Actual Working Capital is equal to the Estimated Working Capital, then Sellers shall be entitled to the full amount of the WC Adjustment Holdback, plus interest thereon from and including the Closing Date to, but excluding, the date of payment at a rate of six percent (6%) per annum, which such amount shall be paid to Sellers within ten (10) business days after the final determination of the Actual Working Capital.

                                (vii)         Upon notice to the Sellers’ Representative specifying in reasonable detail the basis therefor, Purchaser may set-off any amount to which it may be entitled under this Section 3 after a final determination by the Working Capital Arbiter as provided for above unless the Sellers’ Representative does not deliver a Protest Notice as provided for above, against amounts otherwise payable under Section 4.  The exercise of such a right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 4.  Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser or Sellers in any manner in the enforcement of any other remedies that may be available to it.

                4.             EBITDA Earn-Out.

                                (a)           For the purposes of this Section 4, the following terms shall have the meanings set forth below:

“Additional Earn-Out Payment” shall mean any payment of the amounts as determined in accordance with Section 4(g), which shall, if made, constitute additional consideration for the Shares.

“Cumulative EBITDA” shall mean EBITDA generated from the Closing Date through and including November 30, 2010.

“EBITDA” shall mean, for any period, the earnings of the Company attributable to all Earn-Out Accounts, excluding interest, taxes, depreciation and amortization, as determined by Purchaser in accordance with GAAP consistently applied.  For purposes of this definition, the following items shall be excluded from the calculation of EBITDA and shall not cause a reduction of EBITDA for any applicable period:  (i) any EBITDA Earn-Out Payment and any adjustments to the Purchase Price paid to Sellers during such period; (ii) any extraordinary or non-recurring expenses that are required to be amortized on the financial statements of the Company or Purchaser in accordance with GAAP consistently applied; (iii) any transactional costs and expenses, including without limitation, legal, audit and accounting fees, incurred in connection with the transaction contemplated by this Agreement or any dispute under or with respect to this Agreement or any exhibits hereto; (iv) any transitional costs and expenses incurred in connection with the conversion or integration of the operations and technology contemplated by Sections 4(j)(ii) and 4(j)(iii) hereof; (v) any inter-company management fees or corporate overhead charges by or among Purchaser and its respective subsidiaries or affiliates (including any charges for any services provided by any finance, accounting or information technology employees of the Purchaser or any of its subsidiaries other than the Company and charges resulting from a merger or reorganization of the Purchaser); provided, however, that the Company may be charged for, and the calculation of EBITDA shall include, (A) the cost of all services provided by finance, accounting and information technology employees of the Company during the applicable EBITDA Measurement Periods in the ordinary course of business (but shall not include any costs associated with the performance by Purchaser of the provisions of this Agreement), (B) its allocable share (determined in a reasonable manner) of any out-of-pocket costs for products or services purchased or procured by the Purchaser or its subsidiaries from third parties for the benefit of the Company (e.g., the Purchaser may purchase insurance for all operating subsidiaries, including the Company, and allocate a portion of the cost thereof to the Company), provided the cost for such products or services do not exceed the amount of expense (if any) historically incurred by the Company for such type of product or service, subject to the allowance for any general increase in the cost of such product or service, and (C) expenses (including costs and expenses of health, medical or other employee benefit plans provided to employees of the Business) incurred by the Company in the ordinary course of business consistent with past practices; (vi) the premium expense related to any key man life insurance policy purchased by the Purchaser or the Company and under which the Purchaser or the Company is the named beneficiary or otherwise entitled to recovery under such policy, and in the event of a claim made under such policy, the amount of any recovery by the Purchaser or the Company thereunder; (vii) any capital or borrowing costs or other charges related to the funding of the ongoing growth of the Business as contemplated under Section 4(i)(iv) below, (viii) any retention bonus, severance payment or other similar expense associated with the termination of any Company Employee (as defined in Section 13(d) hereof) whose retention and/or severance arrangement is planned or determined in writing by the Company within thirty (30) days following the Closing, and (ix) any travel expenses incurred by employees of the Company in connection with attendance at corporate meetings.

“Earn-Out Accounts” shall mean (i) all Existing Accounts, (ii) Pre-Approved Accounts, and (iii) all new customer accounts constituting Approved Accounts from time to time in accordance with Section 4(h).

“Earn-Out Period” shall mean the period beginning on December 1, 2007 and ending November 30, 2010.

“EBITDA Earn-Out Payment” shall mean any payment of the amounts as determined in accordance with Section 4(f), which shall, if made, constitute additional consideration for the Shares.

“EBITDA Measurement Period” shall mean each of the First EBITDA Measurement Period, the Second EBITDA Measurement Period, and the Third EBITDA Measurement Period.

“Existing Accounts” shall mean all accounts with customers of the Company as of the Closing and listed on Schedule 4(a)(i); provided, however, that no account listed on Schedule 4(a)(i) shall constitute an Existing Account unless (i) such account is with a customer of the Company to whom the Company has delivered an invoice within the twelve (12) month period prior to the Closing and (ii) with respect to any customers with multiple business units and/or print or corporate promotional buyers, such account is with the actual business unit or print buyer of such customer.

“First EBITDA Measurement Period” shall mean the period beginning on December 1, 2007 and ending November 30, 2008.

“Pre-Approved Accounts” shall mean all accounts with customers of the Company and listed on Schedule 4(a)(ii).

“Second EBITDA Measurement Period” shall mean the period beginning December 1, 2008 and ending November 30, 2009.

“Third EBITDA Measurement Period” shall mean the period beginning December 1, 2009 and ending November 30, 2010.

                                (b)           Within ten (10) days following the close of the books of the Business after each quarterly period of each EBITDA Measurement Period, Purchaser shall provide to the Sellers’ Representative a statement of the EBITDA for the portion of the applicable EBITDA Measurement Period then-ended (the “EBITDA Statement”), detailing Purchaser’s calculation of the EBITDA for such EBITDA Measurement Period or portion thereof.  Purchaser shall provide to the Sellers’ Representative and his representatives copies of such records and work papers created in connection with preparation of the EBITDA Statement which are reasonably required to support such EBITDA Statement.  The Sellers’ Representative and his representatives shall have the right to inspect and copy Purchaser’s books and records during business hours at the Company’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of EBITDA.  Upon receipt of each EBITDA Statement for any quarterly period of an EBITDA Measurement Period, the Sellers’ Representative shall be entitled to object to the calculation of EBITDA for such period by delivery to Purchaser of written notice of objection, and the parties agree to discuss in good faith any modifications to the calculation of such EBITDA.  In the event that the parties cannot agree on any such modifications, the Sellers’ Representative shall be entitled to make such further objections as he deems appropriate in a Notice of Objection as described in the next sentence.  Upon receipt of each EBITDA Statement for a full EBITDA Measurement Period, the Sellers’ Representative shall be entitled to object to the calculation of EBITDA for such period by delivery to Purchaser of a notice of objection (a “Notice of Objection”).  If the Sellers’ Representative fails to deliver a Notice of Objection to Purchaser within ninety (90) days following receipt of the EBITDA Statement, together with all supporting documentation required to be delivered by Purchaser herein, the determination of EBITDA by the Purchaser as set forth in the EBITDA Statement shall be final and binding on the parties hereto.

                                (c)           If the Sellers’ Representative timely delivers a Notice of Objection to Purchaser, then any dispute shall be resolved as follows:

                                (i)            The Sellers’ Representative and Purchaser shall promptly endeavor to negotiate in good faith in an attempt to agree upon the amount of the EBITDA, and Purchaser shall provide such additional documents and information as reasonably requested by Sellers that relate to the dispute in question.  In the event that a written agreement determining the amount of the EBITDA has not been reached within ten (10) business days after the date of receipt by Purchaser of the Notice of Objection, Grant Thornton LLP or such other accounting firm mutually acceptable to the Sellers’ Representative and Purchaser shall serve as the arbiter for the dispute over the calculation of EBITDA (the “EBITDA Arbiter”).  Upon the selection of the EBITDA Arbiter, each of the Purchaser’s and the Sellers’ Representative’s determination of the EBITDA shall be submitted to the EBITDA Arbiter.

                                (ii)           The EBITDA Arbiter shall be directed to render a written report on the unresolved disputed issues with respect to the EBITDA as promptly as practicable but in no event later than seventy-five (75) days after the Notice of Objection is sent by the Sellers’ Representative, and to resolve only those issues of dispute set forth in the Notice of Objection.  The Sellers’ Representative and Purchaser shall each furnish to the Arbiter such work papers, schedules and other documents and information relating to the unresolved disputed issues as the EBITDA Arbiter may reasonably request.  The EBITDA Arbiter shall establish the procedures it shall follow (including procedures regarding to the presentation of materials supporting each party’s position) giving due regard to the mutual intention of the parties to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible.  The resolution of the dispute and the calculation of the EBITDA shall be final and binding upon each party hereto absent manifest error.  The fees and expenses of the EBITDA Arbiter shall be borne exclusively by the party whose proposal for the EBITDA is furthest from the final determination of the EBITDA by the EBITDA Arbiter.

                                (d)           Each date on which the EBITDA is finally determined shall be referred to herein as a “EBITDA Settlement Date”.

                                (e)           On the date that an EBITDA Statement is delivered to the Sellers’ Representative reflecting that an EBITDA Earn-Out Payment (as determined in accordance with Section 4(f) below) or an Additional Earn-Out Payment (as determined in accordance with Section 4(g) below) is due, Purchaser shall pay to the Sellers the applicable EBITDA Earn-Out Payment (as determined in accordance with Section 4(f) below), the applicable Additional Earn-Out Payment (as determined in accordance with Section 4(g) below), or the portion of any applicable EBITDA Earn-Out Payment or Additional Earn-Out Payment that is not then in dispute under Sections 4(b) and 4(c) above.  Notwithstanding the foregoing, if an EBITDA Earn-Out Payment or Additional Earn-Out Payment becomes due and payable to the Sellers after the resolution of a dispute pursuant to Section 4(c) above, within three (3) business days of the

EBITDA Settlement Date, Purchaser shall pay to the Sellers the applicable EBITDA Earn-Out Payment or Additional Earn-Out Payment.  In addition, in the event that an EBITDA Statement for the 6-month period ending May 31 reflects that the EBITDA for the applicable EBITDA Measurement Period equals or exceeds fifty percent (50%) of the EBITDA target for such EBITDA Measurement Period, Purchaser shall pay to the Sellers, as an advance against the applicable EBITDA Earn-Out Payment for such EBITDA Measurement Period, an amount equal to fifty percent (50%) of such EBITDA Earn-Out Payment (the “EBITDA Advance”).  Each applicable EBITDA Earn-Out Payment shall be reduced by the amount of any EBITDA Advance paid with respect thereto, or in the event that an EBITDA Advance exceeds the amount of the applicable EBITDA Earn-Out Payment actually due to the Sellers, the Sellers shall promptly pay to Purchaser the amount of such excess.  Purchaser may set-off all or any portion of an EBITDA Advance to which it may be entitled under this Section 4(e) against amounts otherwise payable under this Section 4.  All payments to the Sellers pursuant to this Section 4(e) shall be made by wire transfer in accordance with wire transfer instructions provided to Purchaser by the Sellers’ Representative.

                                (f)            The applicable EBITDA Earn-Out Payments shall be determined as follows and paid in accordance with the procedures and on the date set forth in Section 4(e):

                                (i)            If EBITDA for the First EBITDA Measurement Period equals or exceeds $4,700,000 (four million seven hundred thousand dollars), Purchaser shall pay to Sellers an EBITDA Earn-Out Payment in an amount equal to $3,500,000 (three million five hundred thousand dollars).

                                (ii)           If EBITDA for the First EBITDA Measurement Period is less than $4,700,000 (four million seven hundred thousand dollars), but equals or exceeds $3,760,000 (three million seven hundred sixty thousand dollars), Purchaser shall pay to Sellers an EBITDA Earn-Out Payment in an amount equal to $3,500,000 (three million five hundred thousand dollars) times a fraction, (A) the numerator of which is the positive difference between (x) the EBITDA for the First Measurement Period and (y) eighty percent (80%) of the EBITDA target for the First Measurement Period, and (B) the denominator of which is twenty percent (20%) of the EBITDA target for the First EBIDTA Measurement Period (By way of example only, if the EBITDA for the First Measurement Period is equal to $4,230,000, the EBITDA Earn-Out Payment pursuant to this clause (ii) shall be calculated as follows: $3,500,000 times [$4,230,000 minus $3,760,000 (or 80% of $4,700,000), divided by $940,000 (or 20% of $4,700,000)] = $1,750,000.

                                (iii)          If EBITDA for the Second EBITDA Measurement Period equals or exceeds $5,000,000 (five million dollars), Purchaser shall pay to Sellers an EBITDA. Earn-Out Payment in an amount equal to $3,500,000 (three million five hundred thousand dollars).

                                (iv)          If EBITDA for the Second EBITDA Measurement Period is less than $5,000,000 (five million dollars), but equals or exceeds $4,000,000 (four million dollars), Purchaser shall pay to Sellers an EBIDTA Earn-Out Payment in an amount equal to $3,500,000 (three million five hundred thousand dollars) times a fraction, (A) the numerator of which is the positive difference between (x) the EBITDA for the Second Measurement Period and (y) eighty percent (80%) of the EBITDA target for the Second Measurement Period, and (B) the denominator of which is twenty percent (20%) of the EBITDA target for the Second EBITDA Measurement Period.

(v)           If EBITDA for the Third EBITDA Measurement Period equals or exceeds $5,300,000 (five million three hundred thousand dollars), Purchaser shall pay to Sellers an EBITDA Earn-Out Payment in an amount equal to $3,500,000 (three million five hundred thousand dollars).

(vi)          If EBITDA for the Third EBITDA Measurement Period is less than $5,300,000 (five million three hundred thousand dollars), but equals or exceeds $4,240,000 (four million two hundred forty thousand dollars), Purchaser shall pay to Sellers an EBITDA Earn-Out Payment in an amount equal to $3,500,000 (three million five hundred thousand dollars) times a fraction, (A) the numerator of which is the positive difference between (x) the EBITDA for the Third Measurement Period and (y) eighty percent (80%) of the EBITDA target for the Third Measurement Period, and (B) the denominator of which is twenty percent (20%) of the EBITDA target for the Third EBITDA Measurement Period.

(vii)         Solely for purposes of this Section 4(f), if and to the extent that EBITDA for any EBITDA Measurement Period exceeds the EBITDA target for such EBITDA Measurement Period as set forth in Section 4(f)(i) 4(f)(iii) or 4(f)(v), as applicable (such excess being the “EBITDA Surplus”), then such EBITDA Surplus shall be applied, without duplication, to the calculation of EBITDA for one or more prior or subsequent EBITDA Measurement Periods to the extent that the EBITDA for any prior or subsequent EBITDA Measurement Period is less than the EBITDA target for such EBITDA Measurement as set forth in Section 4(f)(i), 4(f)(iii) or 4(f)(v).  In the event that any EBITDA Surplus is applied to the calculation of EBITDA for any prior EBITDA Measurement Period, Purchaser shall pay to Sellers the amount of the Earn-Out Payment due for such EBITDA Measurement Period, less the amount of any Earn-Out Payment previously paid for such EBITDA Measurement Period.

(g)           In addition to the applicable EBITDA Earn-Out Payments above, the applicable Additional Earn-Out Payments shall be determined as follows and paid in accordance with the procedures and on the date set forth in Section 4(e):

(i)            Upon Cumulative EBITDA equaling or exceeding $20,000,000 (twenty million dollars) on or prior to November 30, 2010, Purchaser shall, promptly following final determination thereof, pay to Sellers an Additional Earn-Out Payment in an amount equal to $4,500,000 (four million five hundred thousand dollars).  In addition, upon such event, Purchaser shall pay to Sellers all or any portion of any EBITDA Earn-Out Payments under Section 4(f)(i), 4(f)(iii) or 4(f)(v) that have not then been paid, without duplication.

(ii)           If Cumulative EBITDA for the Earn-Out Period is less than $20,000,000 (twenty million dollars), but equals or exceeds $18,000,000 (eighteen million dollars), Purchaser shall pay to Sellers an Additional Earn-Out Payment in an amount equal to $4,500,000 (four million five hundred thousand dollars) times a fraction, (A) the numerator of which is the positive difference between (x) the Cumulative EBITDA for the Earn-Out Period and (y) ninety percent (90%) of the Cumulative EBITDA target in clause (i) above, and (B) the denominator of which is ten percent (10%) of the Cumulative EBITDA target in clause (i) above (By way of example only, if the Cumulative EBITDA for the Earn-Out Period is equal to $19,000,000, the Additional Earn-Out Payment pursuant to this clause (ii) shall be calculated as follows: $4,500,000 times [$19,000,000 minus $18,000,000 (or 90% of $20,000,000), divided by $2,000,000 (or 10% of $20,000,000)] = $2,250,000.

(h)           During the Earn-Out Period, the Sellers will not cause Purchaser to, or permit the Company to, accept any new accounts with customers (i.e., accounts that do not constitute Existing Accounts for purposes of this Agreement), except in accordance with this Section 4(h).  With respect to any customers with multiple business units and/or print or corporate promotional buyers, new accounts shall include accounts with any business units or print buyers of such customers which do not constitute Existing Accounts.  Each new customer account of the Company shall constitute an “Approved Account” in the event that such customer account was obtained by the Company or any of Purchaser’s current or future employees or sales people in compliance with the standard policies and procedures used by Purchaser with respect to Purchaser’s or its subsidiaries’ sales personnel (as such policies and procedures may be supplemented or amended from time to time); provided, that Purchaser agrees to approve or reject in writing any proposed Approved Account as soon as reasonably practicable, but in no event later than five (5) business days after any such request; and provided, further, that in the event any customer account that is an Approved Account fails to produce commissions within any one hundred eighty (180) day period, such customer account shall no longer constitute an Approved Account unless the Sellers and Purchaser otherwise agree in writing, except that such customer account may be resubmitted as a new customer account to become an Approved Account at any time and subject to the same approval procedures described herein.  In addition, the Sellers’ Representative may provide a written request for approval of a new customer account as an Approved Account, and Purchaser shall approve such customer account if Purchaser reasonably determines that such customer account satisfies Purchaser’s then existing policies and procedures for accepting new customer accounts.  Without limitation on the foregoing, Purchaser shall have the sole authority to determine to whom Purchaser or the Business will extend credit, and the Sellers shall not have any recourse against Purchaser with respect to any credit decision made by Purchaser.

(i)            During the Earn-Out Period, Purchaser shall (i) continue to operate the Business in a manner consistent with the Company’s past practices, subject to the Business continuing to perform in a manner consistent with its past performance and to the express limitations set forth in this Agreement, (ii) except with respect to changes in the Company’s Commission Plan permitted pursuant to Section 13(d) below, permit the Sellers to continue to operate the Business and manage its employees in a manner consistent with the Company’s past practices and with their duties and responsibilities set forth in their respective Employment Agreements, but subject the Business continuing to perform in a manner consistent with its past performance and to the limitations set forth in this Agreement or the Employment Agreements, (iii) shall maintain the integrity and operations of the Business so as to make calculation of

EBITDA feasible and verifiable, and (iv) shall provide sufficient capital for the ongoing growth of the Business in a manner consistent with the Company’s historical accounting practices and aging metrics for accounts receivable and accounts payable.

(j)            Notwithstanding anything in this Agreement to the contrary, except as expressly set forth in Section 4(h) and 4(i), or as required by the Purchaser’s implied contractual covenant of good faith and fair dealing, this Agreement shall impose no restrictions on the operation of the Business by Purchaser after the Closing or on the operations, business or activities of Purchaser after the Closing; provided, however, that during the Earn-Out Period, Purchaser shall not act in an arbitrary or commercially unreasonable manner in the conduct or operation of the Business if such action would be reasonably likely to materially interfere with the achievement of the EBITDA targets set forth in this Section 4.  Without limiting the foregoing, but subject to the provisions of Section 4(h), the Sellers acknowledge and agree that at such time following the Closing as may be reasonably determined by Purchaser, but in no event prior to February 1, 2008, (i) Purchaser will operate the Business under the name “InnerWorkings,” (ii) all financial statements, billing matters, payment of accounts payables, collections of accounts receivables, bank accounts, credit facilities, marketing and corporate branding materials or similar information (including without limitation, the Company’s letterhead, business cards, signage, and website) and other financial operations or activities of the Business will be consolidated with or transitioned to Purchaser, (iii) the Business will transition to using Purchaser’s operational and financial technology, and in connection with such transition, Purchaser shall use its commercially reasonable efforts to insure that no material deterioration in the timeliness and accuracy of order processing, job tracking, billing, collections or the availability of budgeted operating capital results from such transition, and (iv) Purchaser may, in its sole discretion, dissolve or terminate the Company if Purchaser continues to operate the Business as a division of Purchaser; provided, however, that Purchaser shall maintain the integrity and operations of the Business so as to make calculation of EBITDA feasible and verifiable until all of Purchaser’s obligations under this Section 4 have terminated or otherwise been satisfied.

(k)           During the Earn-Out Period, Purchaser shall provide the Sellers with the following reports:  (i) within ten (10) days following the close of the books of the Business after of each calendar month, an estimate of the Company’s EBITDA for such month; and (ii) within ten (10) days following the close of the books of the Business after of each calendar quarter, such financial information as is reasonably necessary for the Sellers to determine the Company’s EBITDA for such quarter.  If the Company is dissolved or merged into Purchaser or the Company transfers the Business to any third party such that the Business is operated by Purchaser or such third party, then any reference to EBITDA of the Company shall mean EBITDA of Purchaser or such third party with respect to the Business.

(l)            Upon (i) the occurrence and continuance of any Triggering Event (as defined below) at any time on or prior to the end of the First EBITDA Measurement Period, the sum of $10,500,000 (ten million five hundred thousand dollars) shall become immediately due and payable with respect to the EBITDA targets payable for the First, Second and Third EBITDA Measurement Periods, all without any notice of any kind, (ii) the occurrence and continuance of any Triggering Event at any time after the end of the First EBITDA Measurement Period and on or prior to the end of the Second EBITDA Measurement Period, the sum of

$7,000,000 (seven million dollars) shall become immediately due and payable with respect to the EBITDA targets payable for the Second and Third EBITDA Measurement Periods, all without any notice of any kind, or (iii) the occurrence and continuance of any Triggering Event at any time after the end of the Second EBITDA Measurement Period and on or prior to the end of the Third EBITDA Measurement Period, the sum of $3,500,000 (three million five hundred thousand dollars) shall become immediately due and payable with respect to the EBITDA target payable for the Third EBITDA Measurement Period, all without any notice of any kind (such preceding amount, in each case, an “EBITDA Accelerated Payment”).  Notwithstanding the foregoing, the provisions of this Section 4(l) shall not apply, and Purchaser shall have no obligation to make any EBITDA Accelerated Payment hereunder, if, (i) the Triggering Event occurs on or after June 1 of the applicable EBITDA Measurement Period and (ii) the annualized EBITDA (determined on a straight line basis) for the applicable EBITDA Measurement Period in which such Triggering Event occurs is less than fifty percent (50%) of the EBITDA target for such EBITDA Measurement Period.  (By way of example only, assuming a Triggering Event occurred on August 1, 2008 and the EBITDA for such First EBITDA Measurement Period was determined to be $3,250,000 as of such date, the annualized EBITDA shall be equal to the product of (i) $3,250,000 divided by the eight calendar months elapsed during such First EBITDA Measurement Period, multiplied by (b) twelve months, or $4,875,000.  As $4,875,000 is greater than fifty percent (50%) of the First EBITDA Measurement Period target of $4,700,000, the amount payable would have been $10,500,000.

(m)          Upon the occurrence and continuance of any Triggering Event (as defined below) at any time on or prior to November 30, 2010, (i) the sum of $4,500,000 (four million five hundred thousand dollars) shall become immediately due and payable, all without any notice of any kind (such preceding amount, a “Cumulative EBITDA Accelerated Payment”).  Notwithstanding the foregoing, the provisions of this Section 4(m) shall not apply, and Purchaser shall have no obligation to make any Cumulative EBITDA Accelerated Payment hereunder, if, (i) the Triggering Event occurs on or after June 1, 2009 and (ii) at the time of the Triggering Event, the product of (A) the average monthly EBITDA during the Earn-Out Period multiplied by (B) thirty-six (36) is less than fifty percent (50%) of the applicable Cumulative EBITDA target.

(n)           For purposes of this Section 4, a “Triggering Event” shall mean the occurrence of any of the following events:

(i)                                     the employment of Levy, Weisenfeld, Moskowitz and/or Saltzman with the Purchaser is terminated by the Purchaser without Cause pursuant to the applicable Employment Agreement for such individual; or

(ii)                                  the employment of Levy, Weisenfeld, Moskowitz and/or Saltzman with the Purchaser is terminated by such individual for Good Reason pursuant to the applicable Employment Agreement for such individual.

(o)           Notwithstanding anything contained in this Section 4 to the contrary, the applicable EBITDA Earn-Out Payments payable to Sellers under this Section 4 shall be reduced, dollar-for-dollar by the corresponding Logos Earn-Out Payments payable by the Company under the Logos Purchase Agreement.

(p)           Purchaser’s obligations under this Section 4 shall terminate at such time as the Sellers are no longer eligible to receive any EBITDA Earn-Out Payment, Additional Earn-Out Payment, EBITDA Accelerated Payment or Cumulative EBITDA Accelerated Payment, whether by reason of a Triggering Event, payment in full of each such amount or otherwise.

5.             Representations and Warranties about the Sellers.  Except as set forth on the Schedules attached hereto (collectively, the “Disclosure Schedule”), each Seller severally and not jointly represents and warrants to Purchaser as to himself as follows:

(a)           Authority.  Such Seller has full power, right and authority to enter into and perform his or its obligations under this Agreement, the Employment Agreement, as applicable, and each of the other agreements, instruments or documents entered into in connection with this Agreement (collectively, the “Transaction Documents”) to which such Seller is a party.

(b)           Enforceability.  This Agreement and each of the Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller and are the valid and binding obligation of such Seller and are enforceable against such Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether applied in a proceeding at law or in equity.  No permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other persons are necessary in connection with the execution, delivery and performance by such Seller of this Agreement and the Transaction Documents to which such Seller is a party and the consummation by such Seller of the transactions contemplated hereby and thereby.

(c)           Transaction Not a Breach.  Neither the execution and delivery of this Agreement and the Transaction Documents by such Seller, nor the performance by such Seller of the transactions contemplated hereby or thereby will violate or conflict with, or result in the breach of any of the terms, conditions, or provisions of any contract, agreement, mortgage, or other instrument or obligation of any nature to which such Seller is a party or by which such Seller is bound.

(d)           Brokers or Finders.  Except as set forth on Schedule 5(d) of the Disclosure Schedule, neither such Seller nor any of his or its representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated by this Agreement.

(e)           Shares.  Such Seller holds of record and owns beneficially the Shares set forth next to his or its name in Schedule 5(e) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws) or other Encumbrances.  Such Seller is not a party to any option, warrant, purchase right or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of any Shares (other than pursuant to this Agreement).  Such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Shares.

(f)            Tax Status.  Such Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

6.             Representations and Warranties about the Company.  Except as set forth on the Disclosure Schedule, each of the Sellers, jointly and severally, represents and warrants to Purchaser as follows:

(a)           Organization; Subsidiaries.  The Company is a corporation duly formed and validly existing and in good standing under the laws of the State of New Jersey.  The Company is qualified to conduct business and is in good standing as a foreign corporation in the jurisdictions listed on Schedule 6(a)(ii) of the Disclosure Schedule, and there are no other jurisdictions where such qualification is required under applicable law, except any jurisdiction where the failure to be qualified would not, individually or in the aggregate, have a Material Adverse Effect.  The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.  The Company is the successor-in-interest to substantially all of the assets of Logos purchased by the Company pursuant to that certain Asset Purchase Agreement of even date herewith by and among the Company, Logos and Saltzman (“Logos Purchase Agreement”), and for the avoidance of doubt, it is expressly agreed by the Sellers that the representations and warranties with respect to the Company in this Section 6 are being made as of the time immediately following consummation of the transactions contemplated by the Logos Purchase Agreement.  Except as set forth on Schedule 6(a)(ii) of the Disclosure Schedule, the Company does not own, directly or indirectly, more than fifty percent (50%) of the equity interests or voting control of any other corporation, partnership, limited liability company or other entity (each, a “Subsidiary”), nor does the Company own, directly or indirectly, any stock or other equity interest in any other corporation, partnership, limited liability company or other entity.  As used in this Section 6, the term “Company” shall include each Subsidiary of the Company.  For purposes of this Agreement, “Material Adverse Effect” means any change, effect, event or occurrence that is materially adverse to the assets, liabilities, business, results of operations and financial condition of the Company, but excluding any effect resulting from or relating to (i) general economic conditions or general effects on the industry in which the Business is primarily engaged, which do not disproportionately affect the Company, (ii) an outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, or the occurrence of any other calamity or crisis (including any act of terrorism), (iii) any change in financial market or economic conditions in the United States or elsewhere, (iv) the announcement of the transactions contemplated by this Agreement, or (v) any change or amendment to any applicable law or any change in the manner in which any applicable law is or may be enforced.

(b)           Authority; Capacity.  The Company (i) has all requisite corporate power to enter into, and perform its obligations under, this Agreement and each other agreement delivered in connection herewith to which it is a party and (ii) has taken all requisite corporate action to authorize (A) the execution, delivery and performance of this Agreement and each such other agreement delivered in connection herewith to which it is a party and (B) the consummation of the sale of the Shares and other transactions contemplated by this Agreement and each such other agreement delivered in connection herewith to which it is a party.  This Agreement has been duly executed and delivered by the Company and is binding upon, and legally enforceable against, the

Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (including the possibility of unavailability of specific performance or injunctive relief), regardless of whether applied in a proceeding at law or in equity.

(c)           No Violation; Required Consents.  Except as set forth on Schedule 6(c) of the Disclosure Schedule, neither the execution and delivery of this Agreement or any of the Transaction Documents by the Company, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate or conflict with, or result in the breach of (A) any of the terms, conditions, or provisions of the Company’s certificate of incorporation, (B) any Contract, (C) any law, statute, ordinance, rule, regulation, restriction, judgment, order, writ, injunction, decree, determination or award to which the Company or any Seller may be subject or bound, except for any such violations which would not have a Material Adverse Effect, (ii) result in the creation of any Encumbrance upon any of the assets of the Company, or (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation, modification or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of any Contract.  Except as set forth on Schedule 6(c) of the Disclosure Schedule, no filing, declaration or registration with, or consent, approval, order or authorization of, any governmental authority or other person is required to be made or obtained by the Company or any Seller in connection with the consummation by the Company or any Seller of the transactions contemplated by this Agreement or by any of the Transaction Documents.

(d)           Capitalization; Indebtedness.  The entire authorized capital stock of the Company consists of one thousand (1,000) shares of common stock, no par value per share, of which four hundred (400) shares are issued and outstanding.  The Shares constitute all of the issued and outstanding equity interests of the Company and are owned and held of record by each Seller as set forth on Schedule 6(d) of the Disclosure Schedule, free and clear of any Encumbrances.  All of the outstanding equity interests of the Company are validly issued, fully paid and non-assessable.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its equity securities.  Except as set forth on Schedule 6(d) of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Shares or other equity securities of the Company.  The Sellers have delivered to Purchaser complete and correct copies of any shareholder agreements, voting agreements, voting trusts, proxies and other contracts or agreements relating to the voting of the equity securities of the Company, all of which documents are listed on Schedule 6(d).  As of the Closing, the Company has no outstanding indebtedness to any lender for borrowed money or guarantees of indebtedness.

(e)           Financial Statements.  Sellers have delivered to Purchaser the annual reviewed financial statements of the Company as of December 31, 2005 and 2006, consisting of the balance sheet as of December 31, 2005 and 2006 and the related statements of operations, stockholders’ equity and cash flows of the Company for each of the years ended December 31, 2005 and 2006 and the internally prepared and unaudited financial statements of the Company as of October 31, 2007, consisting of the balance sheet as of October 31, 2007 and the related statements of operations, stockholders’ equity and cash flows of the Company for the ten-month period ended October 31, 2007, in each case together with the back-up workpapers of the Company (together with such workpapers, the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP consistently applied and fairly present, in all material respects, the financial condition and results of operations of the Business as of and for the periods presented thereby; provided, that the Financial Statements lack footnotes and other presentation items required by GAAP and are subject to normal year-end adjustments.

(f)            Customers.  The 2007 customer list set forth on Schedule 6(f) of the Disclosure Schedule represents a true, complete and correct list of the top one hundred (100) customers of the Company that generated revenues in the first three quarters of 2007, together with revenues generated during that period from such customer.  To the knowledge of Sellers, except as set forth on Schedule 6(f), (i) there are no material outstanding disputes with any customer included on the 2007 customer list and (ii) no such customer has terminated or materially altered its relationship with Seller or has stated in writing its intention not to continue to do business with the Company or to terminate or materially alter its relationship with the Company.

(g)           Vendors.  The vendor list set forth on Schedule 6(g) of the Disclosure Schedule represents a true, complete and correct list of the top one hundred (100) vendors to which the Company made payments during 2007.  To the knowledge of Sellers, except as set forth on said Schedule 6(g) of the Disclosure Schedule, (i) there are no material outstanding disputes with any such vendor included on said Schedule 6(g), and (ii) no such vendor has terminated or materially altered its relationship with the Company or has stated in writing its intention not to continue to do business with the Company or to terminate or materially alter its relationship with the Company.

(h)           Compliance With Laws.  The Company and the operation of the Business are in compliance with all applicable federal, state, local and all other applicable laws and regulations, except for any violations which would not have a Material Adverse Effect.  Neither the Company nor any Seller has received any written notice from any governmental body or any other person regarding any actual or alleged violation of or failure to comply with any term or requirement of applicable law.

(i)            No Undisclosed Liabilities.  The Company has no debts, liabilities or obligations of any nature, whether known or unknown, accrued or unaccrued, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, or otherwise (collectively, “Liabilities”), except (i) to the extent such Liabilities are accurately reflected and accrued for or fully reserved against in the Financial Statements, (ii) Liabilities incurred in the ordinary course of business since October 31, 2007, (iii) Liabilities under or pursuant to any Contract of the Company which are to be performed or incurred after the Closing and are apparent from the plain reading of such Contract (other than any Liabilities that relate to a breach of any Contract by the Company if such breach occurred prior to the Closing and the Sellers are aware of such breach and have disclosed such breach on Schedule 6(l) of this Agreement), and (iv) as set forth in Schedule 6(i) of the Disclosure Schedule.  For the avoidance of doubt, the Company shall have no liability for any expenses or other obligations in connection with the business of Logos acquired by the Company, except for such expenses or other obligations which are incurred by the Company in a manner consistent with the Company’s past practices.

(j)            Tax Matters.

(i)            For all purposes of this Agreement, the following terms shall have the following meanings:

“Code” means the Internal Revenue Code of 1986, as amended.

“Income Tax” or “Income Taxes” means all federal, state or local or foreign income Taxes (inclusive of any and all interest and penalties thereon) which are based upon the net income or profits of the Company and imposed on the Company with respect to any period ending on or prior to the Closing Date.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, county, provincial, local or foreign income, gross receipts, sales, use, ad valorem, employment, severance, transfer, gains, profits, excise, franchise, property, capital stock, premium, minimum and alternative minimum or other taxes, fees, levies, duties, assessments or charges of any kind or nature whatsoever imposed by any governmental authority (whether payable directly or by withholding and including any tax liability incurred or borne as a transferee or successor or by contract, or otherwise), together with any interest, penalty (civil or criminal), or additional amounts imposed by, any governmental authority with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii)           Except as set forth on Schedule 6(j), the Company has timely filed all Tax Returns required to be filed.  All such Tax Returns were true, complete and correct in all material respects.  Except as provided on Schedule 6(j) of the Disclosure Schedule, (A) no portion of any Tax Return has been the subject of any audit, action, suit, proceeding, claim or examination by any governmental authority, and no such audit, action, suit, proceeding, claim, deficiency or assessment is pending or, to the knowledge of Sellers, threatened, (B) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, and the Company has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment, or deficiency and (C) no claim has been made within the last six (6) years by a governmental authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon the assets of the Company.

(iii)          The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, stockholder, independent contractor, creditor, or other third party.

(iv)          Except as set forth on Schedule 6(j), the Company has timely paid all Taxes, and all interest and penalties due thereon and payable by it (whether under applicable law or any agreement), which will have been required to be paid on or prior to the Closing Date.

(v)           The Company has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, or fully accrue in the financial records used to calculate Working Capital, all Taxes which are incurred in or attributable to the Pre-Closing Tax Period (as defined in Section 14(c)).

(vi)          Schedule 6(j) of the Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is payable by the Company.

(vii)         The Company and its shareholders made (A) a valid election for the Company to be treated as an S corporation within the meaning of Section 1361(a) of the Code for federal income tax purposes and (B) a similar valid election under all other jurisdictions listed on Schedule 6(j) of the Disclosure Schedule, and all of such elections will be in effect at the Closing Date (such elections in clauses (A) and (B) are collectively referred to herein as “S Elections”).  The S Elections have been in effect with respect to the Company and any predecessor corporation (within the meaning of Section 1374(c) of the Code) for each of its current and all prior taxable years since (x) January 1, 1989, for federal income Tax purposes, (y) January 1, 2003, for New York state income Tax purposes, and (z) January 1, 1994, for New Jersey state income Tax purposes.

(viii)        The Company is not subject to Tax on “built-in gains” under Section 1374 of the Code or any similar provisions of applicable state or local Tax laws.

(ix)           The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement, or is otherwise liable for any Taxes of any other person.

(x)            None of the assets of the Company are “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(xi)           The Company has neither agreed to make, nor is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(xii)          None of the assets of the Company (including those included in the Financial Statements) is property that the Company is required to treat as being owned by any other Person for any foreign, federal, state or local income tax purpose pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code or any other Tax law.

(xiii)         The Company has never had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

(k)           No Material Adverse Change.  Except as set forth on Schedule 6(k) of the Disclosure Schedule, since October 31, 2007, (i) the Company has conducted the Business only in the ordinary course of business, (ii) the Company has incurred no liabilities other than in the ordinary course of business and (iii) there has not been any material adverse change in the business, operations, assets, results of operations or condition (financial or otherwise) of the Company.  Without limitation on the foregoing and except as set forth on said Schedule 6(k) of the Disclosure Schedule, since October 31, 2007, the Company has not taken any action of the type which, if such action had taken place following the execution of this Agreement, would not have been permitted under Section 8(b) hereof.

(l)            Contracts; No Defaults.  Schedule 6(1) of the Disclosure Schedule contains an accurate and complete list, and the Company has delivered to Purchaser accurate and complete copies of, each of the following written contracts, agreements, instruments, leases, subleases, licenses, deeds, mortgages, purchase orders, commitments, arrangements or undertakings (collectively, the “Contracts”) to which the Company is a party or otherwise bound that relates to the assets or operation of the Business:

(i)            each Contract relating to the acquisition or divestiture of capital stock or other equity securities, assets or business of any Person;

(ii)           each Contract for the employment of any officer, individual employee or other person on a full-time or consulting basis (other than Contracts for “at will” employment that are not in writing);

(iii)          each agreement, promissory note, mortgage or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien or other encumbrance on any portion of the assets of the Company;

(iv)          guaranty of any obligation for borrowed money;

(v)           each lease or agreement under which the Company is lessee of, or holds or operates any personal property owned by any other Person;

(vi)          each lease or agreement under which the Company is lessor of or permits any third party to hold or operate any property, real or personal;

(vii)         each Contract or group of related Contracts with the same party for the purchase of products or services, under which the undelivered balance of such products and services has a selling price in excess of $50,000;

(viii)        each Contract or group of related Contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $50,000;

(ix)           each collective bargaining agreement, employment and consulting agreement, executive compensation plan, bonus plan, deferred compensation agreement, pension plan, retirement plan, employee stock option or stock purchase plan and group life, health and accident insurance and other employee benefit plan, agreement, arrangement or commitment to which the Company is a party

(x)            each agency, distributor, sales representative, franchise or similar agreements to which the Company is a party;

(xi)           each Contract which expressly prohibits the Company from freely engaging in business anywhere in the world; or

(xii)          any other material Contract entered into outside of the ordinary course of business.

Except as set forth on Schedule 6(1) of the Disclosure Schedule:  (i) each Contract is a valid and binding agreement of the Company, enforceable agreement against the Company and, to the Sellers’ knowledge, the other parties thereto in accordance with its terms (subject to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally and general principles of equity); (ii) no consent, authorization or approval is required under any Contract in connection with the consummation of the transactions contemplated by this Agreement; (iii) the Company is not in breach of or default under the terms of any Contract, and to the Sellers’ knowledge, no condition exists or event has occurred that with or without notice or the passage of time or both, would constitute a breach of or default under any Contract by the Company; (iv) to the Sellers’ knowledge, no other party to any such Contract has breached in any material respect any provision or is in material default under any Contract; (v) the Company has not given or received, at any time since December 31, 2006, any written notice or, to the Sellers’ knowledge, any other communication (whether written or oral), regarding any actual, alleged, or potential violation or breach of, or default under, any of the Contracts; and (vi) there are no pending renegotiations of any of the Contracts and the Company has not received written notice from, and to the Sellers’ knowledge, no party to any Contract intends to, terminate, cancel or materially change the terms of, any such Contract.

(m)          Intellectual Property.  Schedule 6(m) of the Disclosure Schedule contains an accurate and complete list of all material Intellectual Property Assets.  Except as described on Schedule 6(m) of the Disclosure Schedule:  (i) the Company is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances; (ii) the Company has the right and authority to use in the Business, without payment to any third party, all of the Intellectual Property Assets; and (iii) to the knowledge of the Sellers, the use of the Intellectual Property Assets by the Company in connection with the Business does not infringe on the rights of any person and no person has asserted any such claim in writing.  The term “Intellectual Property Assets” means all intellectual property owned or licensed by the Company in which the Company has a proprietary interest, including (i) all registered and unregistered trade names, trade marks, logos, service marks and trade mark and service mark applications, together with all goodwill associated with any of the foregoing and all registrations and applications therefore, (ii) all patents, patent applications and inventions and discoveries that may be patentable, (iii) all registered and unregistered copyrights in both published and unpublished works and applications for registration thereof, (iv) all know-how, trade secrets, or confidential or proprietary information, customer and supplier lists and information, software (other than commercially available, off-the-shelf software), process technology, technical information, drawings and plans, financial, marketing and business data, pricing and cost information, and business and marketing plans, and (v) all rights in internet web sites or protocol addresses, internet domain names and registration rights, uniform resource locators, and related security passwords or codes.

(n)           Title to Assets.  Except as set forth in Schedule 6(n) of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, all of the tangible properties and assets reflected in the Financial Statements, free and clear of any and all Encumbrances, other than (i) liens for Taxes or assessments and similar charges, which either are not delinquent or are being contested in good faith and by appropriate proceedings, and (ii) mechanics’, materialmen’s or contractors’ liens or encumbrances or any similar statutory lien or restriction incurred in the ordinary course of business and not arising out of delinquent payment.  There are no agreements with, options, commitments or rights in favor of any person to directly or indirectly acquire the Business or any interest therein or any material tangible properties or assets of the Company other than in the ordinary course of business consistent with past practices.  All of the rights, properties and assets utilized or required in connection with owning and operating the Business are either owned by the Company or licensed or leased to the Company under one of the Contracts.  Except as set forth in Schedule 6(n) of the Disclosure Schedule, no material assets, properties or rights used by the Company are held in the name or in the possession of any person or entity other than the Company.  Except as set forth in Schedule 6(n) of the Disclosure Schedule, to the Sellers’ knowledge, each material item of tangible property of the Company is in good condition and repair (ordinary wear and tear excepted).

(o)           Real Property.  The Company does not own and has not owned any real property.  The Company has a valid leasehold interests in certain real property, which it holds under the leases or subleases described, in Schedule 6(o) of the Disclosure Schedule (the “Leased Real Property”) free and clear of all Encumbrances, except for any statutory liens.  The Leased Real Property constitutes all of the facilities used or occupied by the Company in connection with the business.  With respect to the Leased Real Property:  (i) the Company has all easements and rights necessary to conduct the Business in a manner consistent with past practices; (ii) no portion thereof is, to the Sellers’ knowledge, subject to any pending or, to the Sellers’ knowledge, threatened condemnation proceeding or proceeding by any governmental authority; (iii) to the Sellers’ knowledge, the buildings, plants, improvements and structures, including, without limitation, heating, ventilation and air conditioning systems, roof, foundation and floors, are in good operating condition and repair (subject only to ordinary wear and tear) and are in compliance, in all material respects, with all zoning or other applicable federal, state or local laws or regulations; (iv) the Company has not received written notice, and the Sellers have no knowledge, of any leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of Leased Real Property; (v) the Company has not received written notice, and the Company has no knowledge, of any outstanding options or rights of first refusal to purchase any parcel of Leased Real Property, or any portion or interest therein; (vi) the Company has not received written notice, and the Company has no knowledge, of any parties (other than the Company) in possession of any parcel of Leased Real Property, other than tenants under any leases of the

Leased Real Property who are in possession of space to which they are entitled and Seller enjoys peaceful and undisturbed possession under all leases for Leased Real Property; (vii) since January 1, 2006, the Leased Real Property has been supplied with utilities and other services reasonably necessary for the operation of the Business; and (viii) other than the Company’s offices located at 229 West 36th Street, New York, New York 10018, each parcel of Leased Real Property abuts on and has direct vehicular access to a public road or access to a public road.

(p)           Employees/Employee Benefit Plans.

(i)            Schedule 6(p) of the Disclosure Schedule contains a true and complete list of the names, rates of pay per applicable period, applicable commission rates, and titles of all current officers, directors and employees of the Company.  Except as listed on Schedule 6(p), the Company has not entered into any agreements or arrangements with any officers, directors, and employees of the Company.  Except as listed on Schedule 6(p), to the Sellers’ knowledge, each manager or officer of the Company is currently deploying all of his or her business time to the conduct of the business of the Company. The Company is not aware that any officer, director or key employee of the Company is planning in the future to terminate his or her employment or to change his or her work schedule in any material respect.  To the Sellers’ knowledge, no current or former employee, officer, or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition or proprietary rights agreement between such individual any other person other than the Company, that in any way adversely affects or will affect the performance of his or her duties as an employee, officer or director of the Company or the ability of the Company to conduct the Business.

(ii)           Schedule 6(p) of the Disclosure Schedule sets forth a true and complete list as of the date hereof of each “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) (a “Pension Plan”), “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) (a “Welfare Plan”), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, severance agreement or plan or any medical, hospital, dental, life or disability plan, excess benefit plan, bonus, stock option, stock purchase or other incentive plan (including any equity or equity-based plan), top hat plan or deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, collective bargaining agreement, indemnification agreement, or retainer agreement, or any other benefit plan, policy program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee, director or any beneficiary or dependent thereof of the Company (including, without limitation, any “employee benefit plan”, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (an “Other Benefit Plan” and collectively with the Pension Plans and the Welfare Plans, the “Employee Benefit Plans”), maintained, or contributed to, by the Company or to which the Seller may have any liability, contingent or otherwise, by reason of being (or having been) a part of a controlled group of companies under Code Section 414(b), (c), (m) or (o) (each other company hereinafter referred to as an “ERISA Affiliate”).

(iii)          With respect to each Employee Benefit Plan, the Company has heretofore delivered or made available to Purchaser a true, correct and complete copy of: (A) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required, to be furnished under ERISA); (D) the most recent annual financial report, trustee report, audit report, or actuarial report, if any, and (E) the most recent determination letter from the Internal Revenue Service (“IRS”), if any.  Except as specifically provided in the foregoing documents delivered to Purchaser, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

(iv)          No Employee Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) (a “Multiemployer Plan”), a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) or a plan that is subject to Title IV of ERISA or the funding provision of Section 412 of the Code.

(v)           Neither the Company nor any ERISA Affiliate has (a) at any time contributed to or been obligated to contribute to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “multiple employer plan” (as such term is defined in Section 4063 of ERISA), (b) incurred any withdrawal liability to a multiemployer plan as a result of a complete or partial withdrawal from such multiemployer plan, or (c) incurred any other liability under Title IV of ERISA that has not been satisfied in full.

(vi)          Each of the Employee Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS stating that such Employee Benefit Plan meets the requirements of Code section 401(a) and that the trust associated with such Employee Benefit Plan is tax-exempt under Code section 501(a) and no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and 501(a) of the Code, respectively.  No lawsuits, claims or complaints to, or by, any person or governmental entity have been filed or are pending and, to the knowledge of the Sellers and the Company, there are no facts or contemplated events which could be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Employee Benefit Plan.  There are, and have been, no audits by any governmental agency with respect to any Employee Benefit Plan.  Without limiting the foregoing, the following are true with respect to each Employee Benefit Plan:

(A)          the Company and any ERISA Affiliates have filed or caused to be filed every material return, report statement, notice, declaration and other document required by any law or governmental agency, federal, state and local (including, without limitation, the IRS and the Department of Labor) with respect to each such Employee Benefit Plan, each of such filings has been complete and accurate in all material respects and neither the Company nor any ERISA Affiliate has incurred any liability in connection with such filings;

(B)           the Company and any ERISA Affiliates have delivered or caused to be delivered to every participant, beneficiary and other party entitled to such material, all material plan descriptions, returns, reports, schedules, notices, statements and similar materials, including, without limitation, summary plan descriptions and summary annual reports, as are required under Title I of ERISA, the Code, or both, and neither the Company nor any ERISA Affiliate has incurred any material liability in connection with such requirements; and

(C)           each Employee Benefit Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in compliance with COBRA and the Health Insurance Portability and Accountability Act of 1996 and any related regulation or applicable similar state law.

(vii)         No Welfare Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service, other than (1) coverage mandated by applicable law, (2) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), or (3) deferred compensation benefits accrued as liabilities on the books of the Company.

(viii)        Each of the Employee Benefit Plans has been operated and administered in all material respects in accordance with applicable laws and administrative rules and regulations of any governmental entity, including, but not limited to, ERISA and the Code. All contributions or other amounts payable by the Company as of the Closing with respect to each Employee Benefit Plan in respect of current or prior plan years will have been paid or accrued before Closing in accordance with the appropriate plan document, insurance contract or as otherwise required by ERISA, the Code or GAAP.

(ix)           With respect to each Employee Benefit Plan, such plan permits the plan sponsor to amend or terminate the plan at any time and without any liability, subject to the applicable requirements of ERISA and the Code for plan termination.

(x)            Each Employee Benefit Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) has been operated and administered in good faith compliance with Section 409A of the Code.

(xi)           The consummation of the transactions contemplated by this Agreement will not (a) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment except as set forth on Schedule 6(p), (b) accelerate the time of payment or vesting or increase the amount of compensation due to any such employee or former employee, except as expressly provided in this Agreement or an Employment Agreement, or (c) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(q)           Litigation.  Except as set forth on Schedule 6(q) of the Disclosure Schedule, there is no action, claim, suit, litigation, proceeding, audit or investigation (whether civil, criminal, administrative, investigative or informal) (“Proceeding”) pending against the Company or any Seller relating in any way to the Company or the Business.  To the knowledge of the Sellers, there is no Proceeding currently threatened in writing against the Company or any Seller relating in any way to the Company or the Business.  Neither the Company nor any Seller is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government authority relating in any way to the Company or the Business.  There is no Proceeding by the Company currently pending or that the Company intends to initiate relating in any way to the Company or the Business.

(r)            Insurance.  Schedule 6(r) of the Disclosure Schedule sets forth a list of all insurance policies maintained by the Company, specifying the type of coverage, the amount of coverage, the insurer and the expiration date of each such policy (collectively, the “Insurance Policies”) and all claims under such Insurance Policies since January 1, 2006 in excess of $10,000.  Each Insurance Policy is in good standing, valid and subsisting, and in full force and effect in accordance with its terms and, collectively, such Insurance Policies are reasonably adequate and customary for the conduct of the Business.  All premiums due on the Insurance Policies or renewals thereof have been paid and there is no default under any of the Insurance Policies.  The Company not has received any written notice from any issuer of the Insurance Policies since January 1, 2006 validly canceling or amending any of the Insurance Policies, increasing any deductibles or retained amounts thereunder, and, to the Sellers’ knowledge, no such cancellation, amendment or increase of deductibles, retainages or premiums is threatened.  The Company has not been refused any insurance with respect to the assets of the Company or the Business, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried any such insurance.

(s)           Licenses and Permits.  Schedule 6(s) of the Disclosure Schedule sets forth a list of all licenses, franchises, permits, operating authorities, state operating licenses or registrations and other interstate, intrastate, national or international regulatory licenses and other governmental authorizations held by the Company as of the date hereof relating to the Business (collectively, “Permits”).  Such Permits (or, if renewed after the date hereof, such renewals) are in full force and effect and the Company has not received any written notice that any governmental authority intends to cancel, terminate or not renew any of the same.  The Company holds and is in compliance in all material respects with all Permits necessary for the ownership and use of the assets of the Company and the operation of the Business, as presently conducted.  No such Permit is subject to termination or modification as a result of the transactions contemplated hereby, and except as set forth on Schedule 6(c) of the Disclosure Schedule, all of such Permits will be in full force and effect following consummation of the transactions contemplated hereby.

(t)            Bank Accounts.  Schedule 6(t) of the Disclosure Schedule contains a complete and accurate list of each bank at which the Company has an account or safe deposit box, the number of each such account or box, and the names of all persons authorized to draw on such accounts or to have access to such boxes.

(u)           Inventory.  Attached as Schedule 6(u) of the Disclosure Schedule is a list of all Inventory of the Company reflected in the books and records of the Company as of October 31, 2007.  As used in this Agreement, “Inventory” means all inventories, including raw materials, work-in- process, parts, supplies, samples and finished goods merchandise, wherever located.

(v)           Accounts Receivable.  Attached as Schedule 6(v) of the Disclosure Schedule is a list of all Accounts Receivable of the Company as of November 7, 2007.  To the Sellers’ knowledge, no Accounts Receivable listed on Schedule 6(v) have been disputed in writing.  As used in this Agreement, “Accounts Receivable” means all accounts, notes, contract or other rights to payment for goods sold or services rendered.

(w)          Accounts Payable.  Attached as Schedule 6(w) of the Disclosure Schedule is a list of all accounts payable of the Company as of November 7, 2007.  All accounts payable of the Company arose in the ordinary course of business and none is delinquent or past due.  The Company has disclosed to Purchaser in writing any known objections, defenses or setoff rights to the accounts payable of the Company.

(x)            Change of Control Payments.  Except as set forth on Schedule 6(x) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) to any stockholder, director, manager, member or employee of the Company from the Company becoming due, materially increasing or accelerating.

(y)           Interested Party Transactions.  Except as set forth in Schedule 6(y) of the Disclosure Schedule, no current stockholder, manager, member, officer, director or employee of the Company or any subsidiary or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such person has had, either directly or indirectly, a material interest in: (i) any person or entity which purchases front or sells, licenses or furnishes to the Company any goods, property, technology, intellectual or other property rights or services; or (ii) any Contract to which the Company is a party or by which it may be bound or affected.

(z)            Obligations to Related Parties.  Except as set forth in Schedule 6(z) of the Disclosure Schedule, (i) there are no obligations of the Company to officers, directors, managers, members, stockholders, or employees of the Company other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company, and (c) for other standard employee benefits made generally available to all employees (including stock option or similar agreements outstanding under any equity incentive plan of the Company), (ii) none of the directors, stockholders, or officers of the Company, or any members of their immediate families, are indebted to the Company or have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which Seller has a business relationship, or any firm or corporation which competes with the Company, except that managers, members, officers, directors and/or stockholders of the Company may own stock in publicly traded companies which may compete with the Company, and (iii) no director, stockholder or officer, or any member of their immediate families, is, directly or indirectly, interested in any Contract with the Company (other than employment agreements). The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

(aa)         Brokers or Finders.  Except as set forth on Schedule 6(aa) of the Disclosure Schedule, none of the Company, the Sellers or any of their respective representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Company or the transactions contemplated by this Agreement.

7.             Representations and Warranties of the Purchaser.  Purchaser hereby represents and warrants to the Sellers as follows:

(a)           Authorization.  Purchaser has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party.  The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite corporate action in accordance with applicable law and with the amended and restated certificate of incorporation of Purchaser.

(b)           Enforceability.  This Agreement and each of the Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and are the valid and binding obligation of Purchaser and are enforceable against Purchaser in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.  No permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other persons are necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby or thereby.

(c)           Transaction Not a Breach.  The execution, delivery and performance of this Agreement and the Transaction Documents by Purchaser will not violate and conflict with, or result in the breach of any of the terms, conditions, or provisions of Purchaser’s certificate of incorporation or bylaws or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which Purchaser is a party or by which Purchaser is bound.

(d)           Brokers or Finders.  Neither Purchaser nor any of its representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Company or the transactions contemplated by this Agreement.

(e)           Litigation.  There are no actions, suits, proceedings, orders, claims or investigations pending (or to the knowledge of Purchaser, currently threatened) against Purchaser with respect to this Agreement or the transactions contemplated hereby. Purchaser is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government authority relating in any way to the Purchaser with respect to this Agreement or the transactions contemplated hereby.

(f)            Disclosure.  No representation or warranty or other statement made by Purchaser in this Agreement or any certificate or instrument delivered pursuant to this Agreement contains any untrue statement or omits to state a material fact necessary to make any such statement, in light of the circumstances in which it was made, not misleading.

8.             Pre-Closing Covenants.

(a)           Reasonable Efforts.  Subject to the terms and conditions hereof, the parties agree (without being obligated to make any payment to any third party) to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other party hereto in connection with the foregoing, including using their commercially reasonable efforts (i) to obtain all consents, approvals and authorizations that are required to be obtained under any applicable law, (ii) to prevent the entry, enactment or promulgation of any threatened or pending injunction or order that would adversely affect the ability of the parties to consummate the transactions contemplated hereby, (iii) to lift or rescind any injunction or order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) to effect all necessary registrations, applications, notices and filings and submissions of information requested by governmental authorities.

(b)           Conduct of Business.

(i)            Except as may be otherwise contemplated by this Agreement or required by applicable law, or as Purchaser may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof and prior to the Closing, the Company shall conduct the Business in all material respects in the ordinary course consistent with past practices and shall use commercially reasonable efforts to preserve intact its business organization, keep available the services of its present officers, employees and independent contractors, and preserve the goodwill, reputation and present relationships with suppliers, customers, lenders, licensors, lessors and employees and other persons with which it has material business relations.

(ii)           Without limiting the generality of the foregoing, except as may be otherwise contemplated by this Agreement or required by applicable law, or as Purchaser may otherwise consent to in writing (which consent shall not be unreasonably withheld or delayed), from the date hereof and prior to the Closing, the Company shall not:

(A)          declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock or other equity interests, except for a tax distribution to the Sellers;

(B)           split, combine or reclassify any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(C)           amend the terms of, repurchase, redeem or otherwise acquire any of its capital stock or propose to do any of the foregoing;

(D)          authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including Indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), or amend in any respect any of the terms of any such securities or equity equivalents outstanding on the date hereof (including without limitation, accelerate, amend or change the period of exercisability of any options or stock appreciation rights or reprice any options or stock appreciation rights);

(E)           amend or propose to amend its certificate of incorporation, bylaws, or equivalent organizational documents;

(F)           modify or change the terms of any Funded Indebtedness which will not be repaid at Closing, including any change or modification to applicable interest rates, amortization requirement, schedule of amortization or any other material term relating to such Funded Indebtedness;

(G)           (1) acquire (by merger, consolidation or acquisition of stock or assets) or sell (by merger, consolidation or sale of stock or assets) equity securities of any person or (2) incur or guarantee any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person (other than a Subsidiary), in each case, other than in the ordinary course of business consistent with past practice;

(H)          make any new material capital expenditure or commitment therefor other than in the ordinary course of business consistent with past practice;

(I)            except as may be required pursuant to existing agreements between the Company and any director, officer or employee, (1) pay any bonuses or increase the salaries or other compensation to any of its directors, officers or employees, (2) enter into any employment, severance or similar Contract with any director, officer or employee, (3) enter into any transaction or Contract with any director or officer of the Company, (4) enter into any collective bargaining agreement, (5) make any loan, advance or capital contribution to or cash investment in any director, officer or employee (other than under tax qualified plans), or (6) materially adopt, increase, accelerate, amend, modify or terminate the schedule of payments or benefits under any Employee Benefit Plan, for or which any director, officer, consultant, agent or employee is the beneficiary;

(J)            settle any Proceeding against the Company, other than the settlement of any such Proceeding solely for cash payment and without incurring any other obligation with respect thereto;

(K)          make any change in the Company’s (1) accounting methods, principles or practices, or (2) its depreciation or amortization policies or rates theretofore adopted, other than as required (i) by changes in GAAP (or any interpretation thereof), or (ii) by a change in any applicable law, if such change would have the effect of materially increasing the Tax liability of the Company or any Subsidiary after the Closing Date;

(L)           make, revoke, or change any election with respect to Taxes, change any Tax accounting period, adopt or change any method of Tax accounting, file any material amended Tax return, enter into a closing agreement with any taxing authority, surrender any right to claim a refund for material Taxes, consent to an extension of the statute of limitations applicable to any material Tax claim or assessment, or take any other similar action (or omit to take any action), if such election, change, amendment, agreement, settlement, surrender, consent or action or omission would have the effect of materially increasing the Tax liability of the Company or any Subsidiary after the Closing Date;

(M)         enter into any new Contract that requires or is reasonably expected to require expenditures by the Company in excess of $50,000 individually or outside of the ordinary course of business;

(N)          sell, lease, license, encumber, transfer or dispose of any assets (except in the ordinary course of business consistent with past practice, including the sale of inventory in the ordinary course), sell, lease, transfer, license, pledge or otherwise dispose of tangible or intangible assets of the Company, or create or suffer to exist any Encumbrance on any of its assets or properties, except for the sale or payment as a bonus of the Company’s key man life insurance policies to the Sellers;

(O)          (1) accelerate the collection of any accounts receivables of the Company, or write-off any accounts receivable or notes receivable of the Company, other than in the ordinary course of business consistent with past practice or (2) delay or postpone the payment of accounts payable of the Company other than in the ordinary course of business consistent with past practice; or

(P)           agree, authorize, commit, whether orally or in writing, and whether or not binding, to take any of the foregoing actions.

(c)           Access.  From the date hereof through the Closing, the Company shall provide Purchaser and its agents and representatives with reasonable access to such information as Purchaser may from time to time reasonably request with respect to the Company and its respective assets and properties and the transactions contemplated by this Agreement, and shall provide Purchaser and its representatives reasonable access during regular business hours and upon reasonable notice to the properties, books and records of the Company and, subject to Section 8(g), to the vendors, customers, suppliers and other persons having business dealings with the Company as Purchaser may from time to time reasonably request.  Any disclosure whatsoever during such investigation by Purchaser shall not constitute any expansion of or additional representations or warranties of the Company or any Seller or any of their respective affiliates beyond those specifically set forth in this Agreement.  Notwithstanding the foregoing, the Company shall not have any obligation to provide Purchaser with any information the disclosure of which is prohibited or restricted under any applicable law.

(d)           No Solicitation; Exclusivity.  None of the Company, the Sellers or their respective affiliates, officers, directors, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in, or initiate discussions or negotiations with, or provide any information to, any person (other than Purchaser and its affiliates and representatives) concerning any merger, sale of all or substantially all assets, sale of equity interests or similar transactions involving the Company or a division of the Company.  The Company and the Sellers shall, and shall cause their respective affiliates, officers, directors, representatives or agents to, deal exclusively with Purchaser and its designated representatives and agents regarding the transactions contemplated by this Agreement or any other acquisition of or investment in the Company or any of its assets or properties.

(e)           Notification of Certain Events; Disclosure Schedule.

(i)            The Company and Sellers will give prompt written notice to Purchaser upon becoming aware of any development occurring after the date of this Agreement that causes or reasonably could be expected to cause the conditions in Section 9(a) to not be met as of the Closing Date.  Purchaser will give prompt written notice to the Company and the Sellers’ Representative of any development occurring after the date of this Agreement that causes or reasonably could be expected to cause the conditions in Section 9(b) to not be met as of the Closing Date.

(ii)           Prior to the Closing, the Company and Sellers may supplement and update the Disclosure Schedule to this Agreement to reflect any matter or information hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule hereto.

(iii)          Prior to the Closing, if the Company and Sellers becomes aware of any matter existing, occurring or known as of the date of this Agreement that was required to be set forth or described in the Disclosure Schedule to this Agreement, but that is not so set forth or described thereon, the Company and Sellers may amend the

Disclosure Schedule to this Agreement in any manner which is necessary to correct any existing inaccuracy or incorrect or incomplete information in such Disclosure Schedule.

(iv)          No such supplement or amendment to the Disclosure Schedule pursuant to Sections 8(e)(ii) or (iii) shall be deemed to have modified the representations, warranties or covenants of the Company herein for purposes of determining whether the conditions set forth in Section 9(a)(i) have been satisfied, or shall affect whether a breach of such representation, warranties or covenants has occurred for purposes of determining Purchaser’s rights under Section 15 with respect thereto.  Notwithstanding the foregoing, from and after the Closing, any supplement to the Disclosure Schedule hereto pursuant to Section 8(e)(ii) (but not any amendment pursuant to Section 8(e)(iii)) shall be deemed to have modified the Disclosure Schedule and the representations, warranties and covenants of the Company and the Sellers contained herein for all purposes, including without limitation, any determination of Purchaser’s rights under Section 12.

(f)            Mutual Releases.

(i)            Effective as of the Closing Date, each Seller does hereby unconditionally and irrevocably forever release and discharge the Company and each of the officers and directors of the Company and its affiliates, employees and agents from (i) all obligations and liabilities to such Seller, (ii) all agreements and understandings involving the Company and such Seller other than this Agreement, and (iii) all claims and causes of action (whether at law or in equity) such Seller has or may have against the Company or any of its officers, directors, employees, agents or affiliates arising in connection with such Seller’s ownership of Shares or status as an equityholder of the Company during any period on or prior to the Closing Date, other than (A) any rights of such Seller as an employee of, or vendor or independent contractor to, the Company, including, without limitation, the right to any accrued but unpaid compensation, perquisites or other benefits due such Seller as an employee of, or vendor or independent contractor to, the Company or such Subsidiary as of the Closing Date, (B) any rights under this Agreement and (C) any rights of directors and officers of the Company to indemnification and exculpation pursuant to the organizational documents of the Company.

(ii)           Effective as of the Closing Date, the Company and its affiliates, employees and agents does hereby unconditionally and irrevocably forever release and discharge each Seller from (i) all obligations and liabilities to the Company, (ii) all agreements and understandings involving the Company and such Seller, and (iii) all claims and causes of action (whether at law or in equity) the Company and each of the officers and directors of the Company and its affiliates, employees and agents has or may have against any Seller arising in connection with such Seller’s former ownership of Shares during any period on or prior to the Closing Date.  Nothing set forth herein shall serve to release the Seller from any obligations, liabilities, claims or causes of action arising under this Agreement and the instruments and documents delivered pursuant to this Agreement.

(g)           Contact with Customers and Suppliers.  Purchaser acknowledges and agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or affiliates to) contact any employee, customer, supplier, distributor or other material business relation of the Company with respect to the transactions contemplated by this Agreement prior to the Closing without the prior consent of the Company.  Without limiting the foregoing, any such contact by Purchaser shall be accompanied by a representative of the Company.

(h)           Further Assurances.  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

9.             Conditions Precedent to Closing.

(a)           Conditions of Purchaser’s Obligations.  Purchaser’s obligation to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction (or waiver by Purchaser) at or prior to Closing of the following conditions precedent:

(i)            Representations and Warranties.  The representations and warranties of the Company and Sellers contained herein shall have been true and correct at and as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties that are made as of a specific date or time in which event such representations and warranties shall be true and correct as of such specified date or time.  Notwithstanding the foregoing, Sellers agree that no limitation of any representation or warranty by the “knowledge” of Sellers shall restrict Purchaser’s right to terminate this Agreement if any such representation or warranty is inaccurate in any material respect as of the Closing Date.

(ii)           Covenants.  The Company and Sellers shall have performed and complied in all material respects with their respective agreements and covenants contained herein, to be performed or complied with on, prior to or as of the Closing Date.

(iii)          No Prohibition.  No order, judgment, ruling, charge, decree or injunction of any governmental authority shall be in effect which is final and non-appealable and which prohibits the consummation of the transactions contemplated hereby.

(iv)          Consents.  The Company and Sellers shall have received all of the consents, authorizations or approvals from the governmental authorities or third parties listed on Schedule 9(a)(iv) in form and substance reasonably satisfactory to the Purchaser, and no such consent, authorization or approval shall have been revoked, except where the failure to receive or maintain such consent, authorization or approval would not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(v)           Document Deliveries.  Purchaser shall have received from the Sellers the documents required to be delivered pursuant to Section 10(c) hereof.

(vi)          Closing of Logos Purchase.  Each of the conditions precedent to the Company’s obligations to consummate the transactions contemplated by the Logos Purchase Agreement shall have been satisfied.

(vii)         No Material Adverse Change.  No event or events shall have occurred since the date of this Agreement which would have, or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, other than those, if any, that result from actions or changes expressly permitted by, and the transactions contemplated by, this Agreement.

(b)           Conditions of the Sellers’ Obligations.  Sellers’ obligation to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction (or waiver by Sellers’ Representative) at or prior to the Closing of the following conditions precedent:

(i)            Representations and Warranties.  The representations and warranties of Purchaser contained herein shall have been true and correct at and as of the date of this Agreement and shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties that are made as of a specific date or time in which event such representations and warranties shall be true and correct as of such specified date or time.

(ii)           Covenants.  Purchaser shall have performed and complied in all material respects with its agreements and covenants contained herein to be performed or complied with on, prior to or as of the Closing Date.

(iii)          No Prohibition.  No order, judgment, ruling, charge, decree or injunction of any governmental authority shall be in effect which is final and non-appealable and which prohibits the consummation of the transactions contemplated hereby.

(iv)          Document Deliveries.  The Sellers shall have received from Purchaser the documents listed in Section 10(d) hereof.

(c)           No Waiver.  Notwithstanding anything in this Agreement to the contrary, except as otherwise provided in Section 8(e)(iv), in the event that Purchaser consummates the transactions contemplated hereby and effectuates the Closing, such action shall in no way and at no time be considered a waiver or release of any breach of any representation, warranty or covenant of the Company or Sellers, and Purchaser shall retain any and all rights and remedies it may have against the Company or Sellers, including, without limitation, the right to indemnification pursuant to Section  12 hereof.

10.           Closing; Deliveries.

(a)           Closing.  Subject to Section 15(a) below, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of  Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey  07068 (or at such other location as the parties may agree), commencing at 10:00 a.m. local time on November 30, 2007.  The date of the Closing is referred to as the “Closing Date.”  The conveyance of the Shares shall be effective as of 11:59 p.m. (EST) on the Closing Date (the “Effective Time”) and the determination of the Estimated Working Capital and the Actual Working Capital shall be made as of the Effective Time.

(b)           Closing Date for Financial Reporting Purposes.  For convenience, the parties hereto agree that solely for purposes of Purchaser’s financial accounting and reporting, the Closing shall be deemed completed as of 12:01 a.m. (EST) on December 1, 2007.

(c)           Sellers’ Deliveries.  In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Sellers are delivering to the Purchaser the following, all of which shall be deemed to be delivered simultaneously:

(i)            Employment Agreement of even date herewith between Levy and Purchaser (the “Levy Employment Agreement”), duly executed by Levy, in substantially the form attached hereto as Exhibit B.

(ii)           Employment Agreement of even date herewith between Weisenfeld and Purchaser (the “Weisenfeld Employment Agreement”), duly executed by Weisenfeld, in substantially the form attached hereto as Exhibit C.

(iii)          Employment Agreement of even date herewith between Moskowitz and Purchaser (the “Moskowitz Employment Agreement” and together with the Levy Employment Agreement and the Weisenfeld Employment Agreement, collectively, the “Employment Agreements”), duly executed by Moskowitz, in substantially the form attached hereto as Exhibit D.

(iv)          The stock certificates representing all of the Shares registered in the names of the Sellers, together with duly executed stock powers attached in proper form for transfer to the Purchaser.

(v)           A certificate of an executive officer of the Company certifying as to: (A) the Certificate of Incorporation of the Company and all amendments thereto, as certified by the Secretary of State of the State of New Jersey not earlier than five (5) days prior to the Closing Date; (B) the By-laws of the Company and all amendments thereto; (C) resolutions of the stockholders and board of directors of the Company authorizing and approving the execution, delivery and performance by the Company of this Agreement and any agreements, instruments, certificates or other documents executed by the Company pursuant to this Agreement; and (D) the incumbency and signatures of the officers of the Company.

(vi)          A certificate of the Secretary of State of the State of New Jersey as of a date not earlier than five (5) days prior to the Closing Date, as to the existence and good standing of the Company in the State of New Jersey and the foreign qualification and good standing of the Company in each such other State (as the case may be) as provided for above.

(vii)         A certificate of an executive officer of the Company certifying as of the Closing as to the fulfillment of the conditions set forth in Sections 9(a)(i) and 9(a)(ii) hereof.

(viii)        Resignations of all officers and directors of the Company;

(ix)           All of the minute books, stock ledgers and similar records, if any, of the Company.

(x)            An opinion of Lowenstein Sandler PC, counsel for the Sellers, dated the Closing Date, in substantially the form attached hereto as Exhibit E.

(xi)           A certificate, duly completed and executed by each Seller pursuant to Section l.1445-2(b)(2) of the Treasury Regulations, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(xii)          Payoff letters from each of North Fork Bank, Selling Edge, Inc. and each other lender of the Company, if any, with respect to any Funded Indebtedness indicating (A) the aggregate amount owed to such lender as of the Closing with respect to such indebtedness (the “North Fork Payoff Amount”, the “SE Payoff Amount” and together with any amounts owed to such other lenders, collectively, the “Payoff Amount”) and (B) that, upon payment of such amount, all amounts due and owing such lender by the Company shall be deemed satisfied and paid in full, such lender or creditor shall release all of its security interests in, or other Encumbrances on, the assets of the Company, and shall authorize the filing of Uniform Commercial Code Termination Statements, mortgage terminations, or such other documents or endorsements necessary to release of record such security interests, mortgages, or other Encumbrances and evidence of the release or discharge of such financing statements, mortgages, judgments, security interests or other Encumbrances on or against the Company or its assets as Purchaser directs, in form and substance satisfactory to Purchaser at the Closing.

(xiii)         Written evidence reasonably satisfactory to Purchaser of receipt of all required consents and approvals listed in Schedule 9(a)(iv) of the Disclosure Schedule.

(xiv)        Written evidence reasonably satisfactory to Purchaser of the termination of that certain Shareholders’ Agreement dated as of January 1, 2003 among the Sellers.

(xv)         A release from Sheri Moskowitz with respect to the Company’s and its Subsidiary’s obligations under Sections 4(a), 5(b)(ii), 6 and 7 of that certain Employment Agreement dated as of January 1, 2003 by and between S.I.W. Advertising Specialties, Inc. and Sherri Moskowitz.

(d)           Purchaser’s Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Purchaser is delivering to the Sellers the following, all of which shall be deemed to be delivered simultaneously:

(i)            The Promissory Notes, duly executed by Purchaser, in the original aggregate principal amount determined in accordance with Section 2(a)(iv).

(ii)           The Levy Employment Agreement, duly executed by Purchaser.

(iii)          The Weisenfeld Employment Agreement, duly executed by Purchaser.

(iv)          The Moskowitz Employment Agreement, duly executed by Purchaser.

(v)           A certificate of the Secretary of State of the State of Delaware as of a date not earlier than five (5) days prior to the Closing Date, as to the existence and good standing of Purchaser in the State of Delaware.

(vi)          A certificate of an executive officer of Purchaser certifying as to: (A) resolutions of the board of directors of Purchaser authorizing and approving the execution, delivery and performance by Purchaser of this Agreement and any agreements, instruments, certificates or other documents executed by Purchaser pursuant to this Agreement; and (B) the incumbency and signatures of the officers of Purchaser.

(vii)         A certificate of an executive officer of Purchaser certifying as of the Closing as to the fulfillment of the conditions set forth in Sections 9(b)(i) and 9(b)(ii) hereof.

11.           Non-Competition and Non-Solicitation.

(a)           During the Non-Competition Period (as defined below), each Seller severally (and not jointly) agrees that he shall not, directly or indirectly, as an individual, officer, director, stockholder, partner, member, manager, joint venturer, employee, independent contractor, consultant, agent or in association with any other person, firm, corporation or other form of entity, except on behalf or for the benefit of the Purchaser:

(i)            engage or participate in any business activity anywhere in the United States that is directly or indirectly in competition with any activities of the Business as currently conducted by the Purchaser or the Company; or

(ii)           solicit, place, market, service, accept, aid, consult or do business with any customer or account of the Company that has done business with the Company at any time during the twelve (12) month period prior to the Closing; or

(iii)          solicit for employment or other services or employ or engage, as a consultant or otherwise, (A) any then current supplier and/or vendor in connection with a business that is competitive with the Business, or (B) any then current employee of the Company.

(b)           For purposes hereof, the “Non-Competition Period” shall mean the period beginning on the date hereof and ending on the fifth (5th) anniversary of the date hereof.

(c)           Each Seller acknowledges that:  (i) the business and the industry in which the Company and the Purchaser compete is highly competitive; and (ii) as a key executive of the Company, he has participated in the solicitation and servicing of customers through which, among other things, such Seller has obtained and will continue to obtain knowledge of the “know-how” and business practices of the Company, in which matters the Purchaser will have a substantial proprietary interest following the consummation of the transactions contemplated by this Agreement.  Each Seller further acknowledges that in the course of such Seller’s employment with the Company, such Seller had and has personal relationships with the customers of the Company and a knowledge of those customers’ affairs and requirements.  Each Seller consequently agrees that it is a legitimate interest of the Purchaser, and reasonable and necessary for the protection of the confidential information, goodwill and business of the Purchaser, which is valuable to the Purchaser, that such Seller make the covenants contained herein and that the Purchaser would not have entered into this Agreement unless the covenants set forth in this Section 11 were contained in this Agreement.

(d)           Notwithstanding the foregoing, nothing in this Section 11 shall prevent any Seller from (i) seeking or accepting employment with any company or entity which is not engaged in business competitive with the Business of the Company, or (ii) owning less than 1% of the equity of any corporation traded on any national, international, or regional stock exchange or in the over-the-counter market.

(e)           Each Seller acknowledges and agrees that all of the conditions and restrictions established in this Section 11 are reasonable, taking into account the circumstances surrounding this Agreement.  Each Seller further acknowledges and agrees that the Purchaser would be irreparably damaged if such Seller breaches, or threatens to commit a breach of, any of the covenants set forth in this Section 11 (the “Restrictive Covenants”) and that any such breach or threatened breach could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which the Purchaser may be entitled, at law or in equity, it shall be entitled to have the Restrictive Covenants specifically enforced against such Seller by any court of competent jurisdiction, including immediate temporary, preliminary and permanent injunctive relief and, to the extent permitted by law, without the necessity of furnishing any bond or other undertaking.

(f)            If any court of competent jurisdiction at any time deems the Restrictive Covenants, or any part hereof, unenforceable because of the duration or geographical scope of such provisions, the other provisions of this Section 11, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

12.           Indemnification.

(a)           Survival.  All representations and warranties of each of the Company, the Sellers and Purchaser contained in this Agreement shall survive the Closing and shall continue in full force and effect for thirteen (13) months after the date of this Agreement, and all covenants and other obligations of the Sellers and Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect until such covenants or obligations expire, are fully performed and satisfied, or otherwise indefinitely (except as limited by applicable law) in accordance with the respective terms of such covenants and obligations; provided, however, that (i) the representations and warranties of the Sellers in Section 6(j) (Taxes) (the “Tax Representations”) shall survive for the period of any applicable statute of limitations plus thirty (30) days, at which time such representations and warranties shall terminate, (ii) the representations and warranties of the Sellers contained in Section 5(a) (Authority) and Section 5(b) (Enforceability), and (iii) the representations and warranties of the Sellers contained in Section 6(a) (Organization), Section 6(b) (Authority; Capacity), Section 6(d) (Capitalization; Indebtedness), the first two sentences of Section 6(n) (Title to Assets), and Section 6(y) (Brokers) (collectively, the “Unlimited Representations”) shall survive indefinitely. The right to indemnification based upon such representations, warranties, covenants and obligations shall not be affected by any examination, inspection, audit or other investigation conducted by Purchaser with respect to, or any knowledge acquired at any time with respect to, the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.

(b)           Indemnification by Sellers.  Each of the Sellers, jointly and severally, will indemnify and hold harmless Purchaser and its directors, officers, shareholders, employees, agents, subsidiaries and affiliates (collectively, the “Purchaser Indemnified Persons”), and will reimburse the Purchaser Indemnified Persons for, any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses) arising or resulting from or in connection with any of the following:

(i)            any inaccuracy or breach of any representation or warranty of Sellers set forth in Section 6 of this Agreement or the Disclosure Schedule hereto;

(ii)           any breach of any covenant or obligation of the Sellers in this Agreement (other than the covenants set forth in Section 11) or the Disclosure Schedule or Exhibits hereto;

(iii)          any Liability of the Company existing as of the Closing Date, except (i) to the extent such Liability was accurately reflected and accrued for or fully reserved against in the Financial Statements or the Final Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since October 31, 2007, and (iii) Liabilities under or pursuant to any Contract of the Company which are to be performed or incurred after the Closing and are apparent from the reading of such Contract and do not relate to any breach by the Company or any act or omission of the Company if such breach occurred prior to the Closing and the Sellers are aware of such breach and have disclosed such breach on Schedule 6(1) of this Agreement;

(iv)          any claim by any person for payment of any fees or expenses incurred by the Company in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby (other than any claim for such fees or expenses which Purchaser has agreed to pay pursuant to Section 16);

(v)           except for Taxes reflected on the Financial Statements or incurred in the ordinary course of business since October 31, 2007 or reflected on the Final Balance Sheet, Taxes of the Company with respect to any period ending on or prior to the Closing Date, or the portion of any Straddle Period (as defined in Section 14(g) hereof) ending on the Closing Date;

(vi)          except for Taxes reflected on the Financial Statements or incurred in the ordinary course of business since October 31, 2007 or reflected on the Final Balance Sheet, Taxes of any person that the Company is liable for in a period ending on the Closing Date (or a portion of a Straddle Period ending on the Closing Date) as a result of joint and several liability, as a transferee or successor, by contract, or otherwise; or

(vii)         any claim, loss or other liability arising from or relating to that certain lawsuit known as Cotapaxi Custom Design and Manufacturing LLC v. Corporate Edge, Inc., et al.

Without limiting the foregoing or Section 13(c)(ii) in any way, the Sellers acknowledge and agree that the Sellers, jointly and severally, will indemnify and hold harmless the Purchaser Indemnified Persons against any losses incurred by the Company as a result of (i) sales made by Logos or Saltzman to Existing Accounts on or before the Closing Date and/or (ii) the inability of the Company to collect amounts owed to the Company on sales made by Logos or Saltzman to Existing Accounts on or before the Closing Date.

(c)           Indemnification By Purchaser.  Purchaser will indemnify and hold harmless Sellers, and will reimburse Sellers for, any loss, liability, claim, damage or expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses) arising or resulting from or in connection with any of the following:

(i)            any inaccuracy or breach of any representation or warranty made by Purchaser in Section 7 of this Agreement or the Disclosure Schedule hereto;

(ii)           any breach of any covenant or obligation of Purchaser in this Agreement or the Disclosure Schedule hereto; or

(iii)          Taxes or any other Liabilities of the Company reflected on the Final Balance Sheet or that arise or accrue after the Closing Date.

(d)           Indemnification Limitation — Basket.  Sellers shall have no obligation to indemnify the Purchaser Indemnified Persons under Section 12(b)(i) and for claims brought against Sellers that arise under both Section 12(b)(i) and Section 12(b)(iii), and no indemnification claims shall be brought against Sellers, absent fraud, willful misconduct or intentional misrepresentation, until the aggregate amount of damages of Purchaser under this Agreement and of the Company under Section 10 of the Logos Purchase Agreement collectively exceeds $180,000 (one hundred eighty thousand dollars) (the “Indemnification Basket”), at which point Sellers will be obligated to indemnify the Purchaser Indemnified Person from and against all damages in excess of the Indemnification Basket; provided, however, that the Indemnification Basket shall not apply to damages arising under or related to (i) Section 12(b)(i) due to a breach of the Unlimited Representations or the Tax Representations and (ii) Section 3(b)(iv).

(e)           Indemnification Limitation — Cap.  Sellers shall have no obligation to indemnify the Purchaser Indemnified Persons under Section 12(b), and no indemnification claims or any other claims shall be brought against Sellers, absent fraud, willful misconduct or intentional misrepresentation, for damages in excess of $9,000,000 (nine million dollars) (the “Indemnification Cap”); provided, however, that the Indemnification Cap shall not apply to damages arising under or related to (i) Section 12(b)(i) due to a breach of the Unlimited Representations or the Tax Representations, (ii) Sections 12(b)(v), 12(b)(vi) and 12(b)(vii), and (iii) Section 3(b)(iv).

(f)            Right to Set-Off.  Upon notice to the Sellers’ Representative specifying in reasonable detail the basis therefore (the “Set-Off Notice”), Purchaser may set-off any amount to which it may be entitled under this Section 12 against amounts otherwise payable by Purchaser under Section 4 hereof.  In the event that the Sellers’ Representative objects to the reasons for any set-off by Purchaser hereunder, the Sellers’ Representative shall deliver to Purchaser written notice of such objection (the “Set-Off Protest Notice”) within ten (10) days of delivery of the Set-Off Notice which shall set forth in reasonable detail the nature of the disagreement.  If the Sellers’ Representative delivers a Set-Off Protest Notice to Purchaser, then the parties agree to use reasonable efforts to resolve in good faith the disputes set forth therein.  If the parties are unable to resolve any such disputes within thirty (30) days of delivery of the Set-Off Protest Notice, then (i) such disputes shall be settled as soon as practicable by arbitration in accordance with the dispute resolution procedures set forth in Section 5.12 of the Employment Agreements and (ii) the set-off amount which is in dispute shall be deposited into an interest-bearing escrow account established pursuant to a customary escrow agreement mutually acceptable to Purchaser and the Sellers’ Representative, pursuant to which such escrow deposit or portion thereof, together accrued interest thereon, shall be released to the appropriate party or parties promptly following the resolution of such dispute.  The fees and expenses of the escrow agent under such escrow agreement shall be borne equally by the parties.  Upon final resolution or settlement of any claims for indemnification by a Purchaser Indemnified Person pursuant to this Section 12, the Sellers’ Representative and Purchaser shall deliver a joint instruction to the escrow agent managing such escrow account to release the funds in the account (together with all accrued interest thereon) in accordance with the parties’ instructions.  The exercise of a right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 4 hereof.  Neither the exercise of, nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

(g)           Indemnification Procedures.

(i)            An indemnified party hereunder (the “Claiming Party”) shall give the indemnifying party and the Sellers, if different (“Indemnifying Party”), prompt written notice of any claim of a third party (a “Third Party Claim”) as to which the Claiming Party proposes to demand indemnification hereunder, within twenty (20) days after learning of such Third Party Claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim), together with a statement specifying the basis of such Third Party Claim. The Third Party Claim Notice shall (i) describe the claim in reasonable detail, and (ii) indicate the amount (estimated, if necessary, and to the extent feasible) of the damages that have been or may be suffered by the Claiming Party.  The failure to give a Third Party Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of any liability hereunder unless the Indemnifying Party was prejudiced thereby under this Section 12, and then only to the extent of such prejudice.  The Indemnifying Party must provide written notice to the Claiming Party that it is either (i) assuming responsibility for the Third Party Claim or (ii) disputing the claim for indemnification against it (the “Indemnification Notice”). The Indemnification Notice must be provided by the Indemnifying Party to the Claiming Party within 30 days after receipt of the Third Party Claims Notice or within such shorter time as may be necessary to give the Claiming Party a reasonable opportunity to respond to such Third Party Claim (such period is referred to herein as the “Indemnification Notice Period”).

(ii)           If the Indemnifying Party provides an Indemnification Notice to the Claiming Party within the Indemnification Notice Period that it assumes responsibility for the Third Party Claim, the Indemnifying Party shall have the right to assume and conduct the defense of such Third Party Claim at its or his own expense; provided, however, that in the event that the interests of the Claiming Party and the Indemnifying Party are, or may reasonably become, in conflict with or adverse to one another with respect to such Third Party Claim, the Claiming Party may retain its own counsel at the Indemnifying Party’s expense (but limited to reasonable legal fees and costs) with respect to such Third Party Claim; and provided further, however, that such expense must be reasonable in the context of the dispute.  In the event the Indemnifying Party assumes and conducts the defense on behalf of the Claiming Party, the Indemnifying Party shall, subject to Sections 12(d) and (e), as applicable, be deemed to acknowledge that it is responsible to the Claiming Party for any damages as a result of such Third Party Claim, and may settle such Third Party Claim, but shall not, without the consent of the Claiming Party, agree to any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Claiming Party from all liability with respect thereto or agree to any relief other than money damages (and a full release related thereto).  If the Indemnifying Party does not assume the defense of such Third Party Claim in the manner provided above, or if after commencing or undertaking any such defense, fails to prosecute diligently or withdraws from such defense, the Claiming Party shall have the right to undertake the defense or settlement thereof, and the Claiming Party may defend against, or enter into any settlement with respect to, the matter in any manner the Claiming Party reasonably may deem appropriate.  In the event that (x) a final judgment or order in favor of such third party in respect of such Third Party Claim is rendered against the Claiming Party, that is not subject to appeal or with respect to which the time to appeal has expired without an appeal having been made, or (y) such Third Party Claim is settled in accordance with this Section 12, resulting in liability on the part of the Claiming Party, then subject to the limitations set forth in Sections 9(d) and (e), the Indemnifying Party shall pay the amount of such liability.

(iii)          In the event that the Indemnifying Party disputes the claim for indemnification against it, the Claiming Party shall have the right to conduct the defense and to compromise and settle such Third Party Claim in any manner the Claiming Party may deem reasonably appropriate; provided, that the Claiming Party shall not, without the consent of the Indemnifying Party, agree to any settlement that does not include a provision whereby the plaintiff or claimant of such Third Party Claim releases the Indemnifying Party from all liability with respect to such third Party Claim.  Once such dispute has been finally resolved in favor of indemnification, by the Indemnifying Party by a court or other tribunal of competent jurisdiction or by mutual agreement of the Claiming Party and Indemnifying Party, subject to the provisions of Sections 12(d) and (e), the Indemnifying Party shall within 10 days of the date of such resolution or agreement, pay to the Claiming Party all damages paid or incurred by the Claiming Party in connection therewith.

(iv)          Any indemnity payment due and payable by an Indemnifying Party under this Agreement shall be net of any insurance proceeds actually recovered or received by the Claiming Party or any of their respective affiliates.  The Claiming Party agrees to use commercially reasonable efforts to pursue any claims for insurance with respect to the claims or losses for which it is seeking indemnification hereunder.  Except as otherwise provided in this Section 12(g)(iv), the existence of any insurance policies shall not affect the indemnification obligations of Sellers.

(v)           Except with respect to any loss that is the result of fraud, intentional misrepresentation or willful misconduct on the part of the other party or any of its affiliates, each of the parties hereto agrees that from and after the Closing, his or its exclusive remedy with respect to any and all claims relating to breaches of covenants, representations and warranties of this Agreement shall be indemnification pursuant to Section 10; provided, however, that nothing in this provision shall limit any equitable remedy, including injunctions and specific performance, that a party may have pursuant to this Agreement.

(vi)          Nothing in this Section 12(g) shall apply to a Tax Contest or Tax Claim, each of which shall be governed by Section 14(e) below.

(h)           Subrogation.  Upon making any indemnification payment under this Section 12, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Claiming Party against any third party (including Logos and Saltzman, if applicable) in respect of the losses to which such payment relates.

13.           Other Agreements and Covenants.

(a)           General.  The parties hereto agree in case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 12).

(b)           Post-Closing Access to Records/Cooperation.

(i)            Purchaser, on the one hand, and Sellers, on the other hand, shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, any judicial or administrative proceedings relating to liabilities for Taxes, or any other matter for which cooperation and assistance is reasonable requested.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.  The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Purchaser, on the one hand, and Sellers, on the other hand, will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

(ii)           Without limiting the foregoing, the Company and the Sellers shall, at the Purchaser’s expense, reasonably cooperate and assist the Purchaser and its auditors with the preparation of such audited financial statements in accordance with GAAP.  The Purchaser agrees that such audit of the Company’s financial statements shall be completed within seventy-one (71) days of the Closing.

(iii)          Each of the Sellers and Purchaser agree that in the event after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each such party will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 12).

(c)           Accounts Receivable; Inventory.

(i)            If, as of the close of business on the 180th day following the Closing Date, the Company or Purchaser shall not have collected the full face amount of the Accounts Receivable reflected in the Actual Working Capital, then the Sellers agree that the Company or Purchaser may, within ten (10) days after the expiration of such 180-day period, assign good and marketable title to any unpaid Accounts Receivable to the Sellers free and clear of any Encumbrances, and receive payment in cash from the Sellers for the uncollected amount of such Accounts Receivable (without any reserve or adjustment for bad debt).  Purchaser shall cause the Company to use commercially reasonable efforts after the Closing to collect all Accounts Receivable and which efforts shall be substantially similar to the efforts generally utilized by Purchaser with respect to its own accounts receivable, but neither the Company nor Purchaser shall be required to commence any legal action in connection with such collection efforts.  Upon the assignment of any such unpaid Accounts Receivable, Sellers may take such commercially reasonable actions, at Sellers’ sole cost and expense, as Sellers deem advisable with respect to the collection thereof, all proceeds from such collection actions shall be the property of Sellers, and any sums paid to the Company or Purchaser on account of such assigned Accounts Receivable shall be promptly paid to Sellers or as directed by the Sellers’ Representative.

(ii)           If any of the Inventory reflected in the Actual Working Capital is not sold within twelve (12) months following the Closing Date, then Sellers agree that the Company or Purchaser may, at Purchaser’s option (which option shall be exercised by delivery of written notice to the Sellers’ representative within thirty (30) days after the expiration of such 12-month period), assign and deliver to the Sellers, at the Sellers’ expense, good and marketable title to any unsold Inventory, free and clear of any Encumbrances, and receive payment in cash from the Sellers for an amount equal the cost of such unsold Inventory as reflected in the Actual Working Capital; provided, however, that with solely respect to any Inventory which the Company has a contractual right to sell back to a customer, Sellers shall have no obligation to purchase such unsold Inventory unless and only to the extent the aggregate amount of such unsold Inventory exceeds $25,000 and then only with respect to that portion of such unsold Inventory which exceeds $25,000.  Purchaser shall cause the Company to use reasonable efforts after the Closing to sell the Inventory in the ordinary course of business and consistent with past practices of the Business.  All proceeds, if any, received by the Company or Purchaser from the sale of items of Inventory for which Purchaser has received a cash payment hereunder shall be promptly paid to Sellers or as directed by the Sellers’ Representative.

(iii)          Upon notice to Sellers specifying in reasonable detail the basis therefor, Purchaser may set-off any amount to which it may be entitled under this Section 13(c), on a dollar-for-dollar basis, against amounts otherwise payable under Section 4.  The exercise of a right of set-off by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach of Section 4; provided, however, that in the event that any such set-off by Purchaser is ultimately determined not to be justified, Purchaser shall pay, in addition to such damages and restitution awarded by a court or arbitrator with jurisdiction over such matter, interest on any unpaid amount determined by such court or arbitrator to be due and payable hereunder as a rate equal to the prime rate published from time to time by the Wall Street Journal from and after the date of such set-off by Purchaser to the date of payment of such amount determined by such court or arbitrator to be due and payable hereunder.  Neither the exercise nor the failure to exercise, such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.  In the event that any suit or action is instituted by Sellers in relation to the exercise of a right of set-off by Purchaser hereunder, the prevailing party in such dispute shall be entitled to recover from the losing party all reasonable fees, costs and expenses of such prevailing party incurred in connection with such dispute.

(d)           Post-Closing Employment and Employee Benefits.  At the Closing, the employees of the Company and its subsidiaries (the “Company Employees”) will continue employment with the Company and its subsidiaries in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation of service; provided, that nothing set forth in this Section 13(d) shall constitute a guarantee of continued employment or covenant by Purchaser to continue the employment of any person following the Closing.  Unless otherwise agreed in writing by the Sellers’ Representative and the Company, following the Closing and for a period of two (2) years immediately following the Closing, Purchaser and the Company will (i) maintain the commission plan of Purchaser as in effect on the date hereof (the “Commission Plan”) and (ii) provide the Company Employees with employee benefits and employment policies that are no less favorable, in the aggregate, than the employee benefits and employment policies that are currently provided by the Company to the Company Employees generally.  From and after the Closing, Purchaser and the Company will cause the Company to (i) continue to credit all Company Employees with all past service credit accrued through the Closing under all new and existing benefit plans and policies of the Company and Purchaser, and their respective affiliates (except that no such past service credit will be provided to the extent it would result in duplicative accrual of benefits for the same period of service) and (ii) waive any and all pre-existing condition exclusions, limitations and actively-at-work requirements under all new and existing benefit plans and policies of the Company and Purchaser, and their respective affiliates (except to the extent that such exclusions and requirements were not previously waived by the Company) and provide that any covered expenses incurred on or before the Closing by an Company Employee (or dependent of any Company Employee) will be taken into account under all new and existing benefit plans and employment policies of the Company and Purchaser and their respective affiliate for all purposes.

14.           Tax Matters.

(a)           Conduct of Business.  After the date hereof, Sellers shall not allow the Company to make or change any election with respect to Taxes, change any Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax return, enter into a closing agreement with any taxing authority, surrender any right to claim a refund for Taxes, consent to an extension of the statute of limitations applicable to any Tax claim or assessment, or take any other similar action (or omit to take any action) without the prior written permission of Purchaser (which will not be unreasonably withheld or delayed).

(b)           Tax Returns.

(i)            The Sellers shall cause the Company to prepare and timely file all Tax Returns of the Company due on or prior to the Closing Date, on a basis consistent with existing procedures and practices and accounting methods with respect to the treatment of specific items on the Tax returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines, or similar amounts.

                (ii)           The Purchaser shall cause the Company to prepare and timely file all Tax Returns of the Company due after the Closing Date (including any amended Tax Returns) for all taxable periods ending on or before the Closing Date, except for Income Tax Returns for such periods, which the Sellers shall prepare at their sole cost and expense.  The Purchaser shall deliver a draft of each such Tax Return to the Sellers’

Representative not fewer than thirty (30) days prior to the deadline for filing such Tax Return and shall adopt all reasonable comments of the Sellers’ Representative with respect to the Tax Returns prior to filing.  The Sellers shall prepare all Income Tax Returns of the Company to be prepared by the Sellers pursuant to this Section 14(b)(ii) in a manner consistent with existing procedures and practices and accounting methods of the Company, with respect to the treatment of specific items on such Income Tax Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties, fines or similar amounts.  The Sellers shall deliver a draft of each such Income Tax Return to the Purchaser not fewer than thirty (30) days prior to the deadline for filing such Income Tax Return.  The Sellers shall adopt all reasonable comments of the Purchaser with respect to each such Income Tax Return.

(c)           Liability for Taxes.  Provided Purchaser has complied with Section 14(b)(ii), on the later to occur of (i) three (3) business days after the delivery of written demand from the Company or (ii) three (3) business days before the applicable Taxes are due, Sellers shall reimburse the Company for all Taxes of the Company for any Tax period ending on or before the Closing Date (a “Pre-Closing Tax Period”) and for Sellers’ portion (as determined pursuant to Section 14(g)) of all Taxes of the Company for any Tax period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”) which are not on the books as of the Closing Date nor are included in the calculation of Actual Working Capital, including any Taxes payable by the Company due to recognition of “built in gains” under Code Section 1374 and similar provisions of applicable state and local Tax laws as a result of the Section 338(h)(10) Election.  The Company shall be responsible for all Taxes of the Company for any Tax period that begins after the Closing Date (a “Post-Closing Tax Period”) and (z) for its portion (as determined pursuant to Section 14(g) of all Taxes of the Company for any Straddle Period.

(d)           Cooperation.  Purchaser and the Sellers shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material.  The Sellers shall provide the Purchaser with any information that Purchaser reasonably requests to allow Purchaser to comply with Code Section 6043A or any other information reporting requirements under the Code or other applicable law.

(e)           Tax Contests.  If any governmental body or authority issues to the Company (i) a notice of its intent to audit, examine or conduct another proceeding with respect to Taxes or Tax Returns of the Company for periods ending on or prior to the Closing Date or (ii) a notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning Taxes or Tax Returns for periods beginning on or prior to the Closing Date, Purchaser or the Company shall notify the Sellers’ Representative of its receipt of such communication from the governmental body or authority within ten (10) business days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand (each, a “Tax Claim”).  No failure or delay of Purchaser or the Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Sellers pursuant to this Agreement, except to the extent that such failure or delay shall interfere with the Company’s ability to successfully defend against any liability or claim for Taxes that the Sellers are obligated to pay hereunder.  Purchaser and the Company shall control any proceeding relating to any Tax Claim with respect to Taxes or Tax Returns (a “Tax Contest”); provided, that (i) the Sellers shall have the right to participate in any such Tax Contest to the extent it relates to a Tax Return for a period ending on or prior to the Closing Date and (ii) Purchaser and the Company shall not settle, fail to contest (if the Sellers’ Representative has requested in writing that Purchaser contest), or otherwise resolve any Tax Contest (or any issue raised in such Tax Contest) if such settlement or other resolution relates to Taxes for which the Sellers are liable under this Agreement without the permission of the Sellers (which will not be unreasonably withheld or delayed).  At the request of the Sellers’ Representative, Purchaser and the Company shall resolve and settle any issue related to Taxes for any period ending on or before the Closing Date on terms acceptable to the Sellers and the applicable taxing authority; provided, that (i) the Sellers shall have paid to the Company or Purchaser or the applicable governmental authority prior to or when entering into the settlement or other resolution all Taxes (and other amounts) that the Sellers are liable for under this Agreement as a result of such settlement or other resolution, and (ii) the settlement or other resolution does not result in Purchaser or the Company or any of their affiliates paying any Taxes (or other amounts) that Sellers are not required to fully indemnify Purchaser or the Company for under the Agreement.  If there is an adjustment to any Tax Return which creates a deficiency in any Taxes for which the Sellers are liable under this Agreement, the Sellers shall pay to Purchaser or the applicable governmental authority the amount of such deficiency in Taxes within three (3) days of the Tax being due or three (3) days after written demand for payment or after final resolution of such Tax Contest, whichever is later.

(f)            Transfer Taxes.  All federal, state, local, foreign transfer, sales, use or similar Taxes (“Transfer Taxes”) applicable to, imposed upon or arising out of the transfer of the Shares or any other transaction contemplated by this Agreement shall be borne equally by Purchaser, on the one hand, and the Sellers, on the other hand.

(g)           Proration of Taxes.  For purposes of determining the Taxes that relate to any Pre-Closing Tax Period or the portions of any Straddle Period, the parties agree to use the following rules:

(i)            Taxes in the form of interest, penalties, additions to Tax or other additional amounts that relate to Taxes incurred for any period ending on the Closing Date (or the portion of any Straddle Period ending on the Closing Date) shall be treated as occurring in a period ending on the Closing Date (or the portion of the Straddle Period ending on the Closing Date) whether such items are accrued, assessed or similarly charged on, before or after the Closing Date; provided, that any such interest, penalties, additions or other amounts caused directly by delay or inaction of Company or Purchaser after the Closing Date shall be the responsibility of Purchaser;

(ii)           With respect to Taxes (other than Transfer Taxes described in Section 14(f)) that are payable with respect to any Straddle Period, the portion of any such Tax that is attributable to the portion of the Straddle Period ending on the Closing Date shall be:

(A)          in the case of Taxes measured by, or imposed on, net income or any other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property or other assets, payments or accruals to other persons (including, without limitation, wages), or any other similar transaction or transactions, the amount that would be payable for the portion of the Straddle Period ending on the Closing Date if the Company filed a separate Tax Return with respect to such Taxes or Taxes solely for the portion of the Straddle Period ending on the Closing Date; and

(B)           in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

For purposes of clause (A) above, any item determined on an annual or periodic basis (including amortization and depreciation deductions and the affects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.

(h)           Tax Treatment of Certain Items.  The parties agree (and shall file all Tax Returns consistently with such agreement) that:

(i)            all indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price for all relevant Tax purposes; and

(ii)           all payments of the EBITDA Earn-Out Payments shall be treated as payments of additional Purchase Price (except to the extent such payments are treated as interest under Code section 483 or similar provision of the Code) for all relevant Tax purposes.

(i)            Section 338(h)(10) Election.

(i)            The Purchaser and the Sellers shall jointly elect under Section 338(h)(10) of the Code (the “Section 338(h)(10) Election”) with respect to the purchase of the Shares pursuant to this Agreement.  The Sellers shall jointly execute with Purchaser, and deliver to Purchaser for filing, an Internal Revenue Service Form 8023 in the form attached hereto as Exhibit F hereto (“Form 8023”).

(ii)           In addition, the Sellers shall attach an Internal Revenue Service Form 8883 (adjusted as described below) to the Company’s federal Income Tax Return for the Company’s taxable year that includes the Closing Date, and the Purchaser shall attach the Form 8883 to the Company’s federal Income Tax Return for the period beginning on the day after the Closing Date.  The Form 8883 shall set forth the allocation of the Purchase Price among Shares, the assets of the Company, and the Restrictive Covenants set forth in Section 11 of this Agreement in the manner determined by

Purchaser’s independent accountants (the “Purchase Price Allocation”) and shall be delivered to the Sellers within seventy (75) days of the Closing Date.  The parties agree that the Form 8883 actually filed with the Income Tax Returns described above shall be adjusted to the extent necessary to reflect the actual Purchase Price paid at the Closing, taking into account any adjustments for any Working Capital Deficit or Working Capital Surplus and any other adjustments, and to conform to the Final Closing Balance Sheet.

(iii)          If there are any adjustments to the Purchase Price after the Tax year that includes the Closing Date, including any EBITDA Earn-Out Payments, or any Additional Earn-Out Payments, the Purchaser shall provide the Sellers with any supplemental Form 8883 as may be required by the Code and the Treasury Regulations thereunder to report such adjustments.  Any supplemental Forms 8883 shall be prepared in accordance with Section 338(h)(10) of the Code and the Treasury and Regulations thereunder.  The parties shall make consistent use of the Purchase Price Allocation for all Tax reporting purposes and agree to report the transactions in accordance with the Purchase Price Allocation and shall not take a position on any income, transfer, gains or other Tax Return or before any governmental authority that is in any manner inconsistent with the terms of the Purchase Price Allocation.

(iv)          To the extent available under applicable law, the Purchaser and each Seller shall jointly make elections similar to the Section 338(h)(10) Election for all state and local Income Tax purposes with respect to the purchase of the Shares of pursuant to this Agreement.  The Purchaser and the Sellers shall cooperate with each other in executing and filing any forms required in connection with any such elections for state or local Income Tax purposes, provided such forms are consistent with Form 8023, Form 8883 and the other provisions of this Agreement.

(v)           Notwithstanding any other provision of this Agreement, all Taxes imposed on the deemed sale of assets resulting from the Section 338(h)(10) Election and any similar elections under state or local law shall be paid by the Sellers without reimbursement from the Purchaser or the Company.

15.           Termination.

                (a)           Termination.  This Agreement may be terminated at any time prior to the Closing:

(i)            by the written agreement of Purchaser and the Sellers’ Representative;

(ii)           by Purchaser or the Sellers’ Representative if the Closing shall not have occurred on or before November 30, 2007 for any reason;

(iii)          by Purchaser, if Sellers or the Company have breached or failed to comply with their warranties, representations or obligations under this Agreement such that the conditions set forth in Section 9(a) would not reasonably be expected to be satisfied, and such breach or failure to comply shall not have been cured within a period of five (5) business days after Purchaser shall have given written notice to Sellers of such breach or failure to comply; or

(iv)          by Sellers, if Purchaser has breached or failed to comply with its warranties, representations or obligations under this Agreement such that the conditions set forth in Section 9(b) would not reasonably be expected to be satisfied, and such breach or failure to comply shall not have been cured within a period of five (5) business days after Sellers shall have given written notice to Purchaser of such breach or failure to comply.

(b)           Effect of Termination.  Termination of this Agreement pursuant to this Section 15 shall terminate all liabilities and obligations of the Parties, except for the obligations under this Section 15 (Termination), Section 16 (Expenses), Section 17 (Governing Law), Section 21 (Notices), Section 23 (Entire Agreement) and Section 25 (No Strict Construction), all of which shall survive any termination of this Agreement; provided, however, that nothing in this Section 15(b) shall relieve or limit the liability hereunder of any party (the “Defaulting Party”) to the other party or parties on account of a willful breach of a covenant contained herein by the Defaulting Party.  In the case of such a breach, in addition to any damages for which the Defaulting Party may be liable, the Defaulting Party shall reimburse the other party or parties for any expenses incurred by such party or parties in order to enforce its or their rights under this Agreement (including reasonable attorney’s fees and expenses).

16.           Fees and Expenses.  Except as otherwise set forth in this Agreement, Sellers and Purchaser will each bear their own costs and expenses (including attorneys’ fees, accountants’ fees and other professional fees and expenses) in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the purchase of the Shares and the other transactions contemplated by this Agreement; provided, however, that Purchaser shall be solely responsible for the fees payable to any accounting firm that conducts an audit of the Company at the request of Purchaser.

17.           Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF.

18.           Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and. assigns, but will not be assignable or delegable by Sellers, on the one hand, or Purchaser, on the other hand, without the prior written consent of the other parties hereto, provided, however, that Purchaser shall be entitled to assign its rights and benefits hereto, without the consent of Sellers, (i) to an affiliate of Purchaser so long as the affiliate assumes Purchaser’s rights, hereunder and (ii) in connection with a sale of all or substantially all of Purchaser’s assets so long as the assignee assumes Purchaser’s obligations hereunder; provided, further, however, no such assignment shall limit Purchaser’s obligations hereunder or cause a release of Purchaser’s obligations hereunder which shall remain primary together with any such assignee.  In the event of any such assignment and delegation, the term “Purchaser” as used in this Agreement shall be deemed to refer to each such affiliate or successor of Purchaser where reference is made to actions to be taken with respect to the acquisition of the

Shares or the Business, and shall be deemed to include both Purchaser and each such affiliate or successor where appropriate.

19.           Amendment and Waiver.  This Agreement, or any provision hereof, may be amended or waived; provided, that any such amendment or waiver will be binding on the parties hereto only if such amendment or waiver is set forth in a writing executed by the party or parties to be bound by such amendment or waiver.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of this Agreement or any of the documents, agreements and instruments executed in connection herewith or contemplated hereby.

20.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of an original, and such counterparts together shall constitute one and the same instrument.  A facsimile signature shall be acceptable as an original for all purposes.

21.           Notices.  All notices, consents and other communications to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, or (c) sent by facsimile transmission with a confirmation copy sent by overnight courier, in each case, to the parties at the addresses and facsimile numbers as set forth below or at such other addresses and facsimile numbers as may be furnished in writing:

(a)           If to the Sellers:

Scott Levy

c/o Corporate Edge, Inc.

229 West 36th Street, 9th Floor

New York, New York  10018

with a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey  07068

Attention:  Nick San Filippo

Fax: (973) 597-2573

(b)           If to the Purchaser:

InnerWorkings, Inc.

600 West Chicago, Suite 850

Chicago, Illinois  60610

Attention:  Chief Financial Officer

Fax:  (312) 642-3704

with a copy to:

DLA Piper US LLP

203 North LaSalle Street

Chicago, Illinois  60601

Attention:  Richard E. Ginsberg

Fax:  (312) 236-7516

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) three (3) day after the date of delivery to the overnight courier if sent by overnight courier, or (z) the next succeeding business day after transmission by facsimile.

22.           No Third Party Beneficiaries.  No person or entity who is not a party to this Agreement, including, but not limited to, any employee or former employee of the Company, shall be deemed to be a beneficiary of any provision of this Agreement, and no such person shall have any claim, cause of action, right or remedy pursuant to this Agreement.

23.           Entire Agreement.  This Agreement, including the Exhibits and Disclosure Schedule attached hereto (and any other instruments executed and delivered in connection herewith), and the Employment Agreements, embody the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement.  This Agreement supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) between the parties with respect to the transactions contemplated hereby that are not reflected or set forth in this Agreement, the Employment Agreements, the Exhibits or the Disclosure Schedule attached hereto.

24.           Further Assurances.  Each party hereto agrees to promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that the other party may reasonably request in order to effect the purposes of this Agreement and the Transaction Documents.

25.           No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent and no rule of strict construction will be applied against any party hereto.

26.           “Knowledge” Defined.  Where any representation or warranty contained in this agreement is expressly qualified by reference to the “knowledge” of Sellers, such term shall mean the facts or other information that are actually known by each Seller and that such Seller should be reasonably expected to know after due inquiry as of the date of this Agreement.  For these purposes, “due inquiry” means (i) review of the relevant Sections of this Agreement and corresponding Schedules of the Disclosure Schedule and (ii) inquiry of individual management-level employees of the Company likely to have knowledge of the particular subject matter.

27.           Public Announcements.  No party to this Agreement shall issue any press release or other public document or make any public statement relating to this Agreement or the terms, conditions or other matters contained herein without obtaining the prior approval of the other parties.  The Sellers’ Representative and Purchaser will consult with each other and agree upon the timing of and the means by which the Company’s employees, customers, suppliers and others having dealings with the Company will be informed of the transactions contemplated by this Agreement.  Nothing in this Section 27 shall require either party to obtain consent to make, or prevent either party from making, any public announcements or disclosures in such form as may be required by, or deemed advisable by such party’s legal counsel pursuant to, the rules of any stock exchange or national securities association or any applicable legal requirements.

28.           Sellers’ Representative.

(a)           Each Seller, on behalf of himself, herself or itself and any of his, her or its successors, assigns and heirs, hereby irrevocably appoints Mr. Scott Levy, as its representative and exclusive agent (the “Sellers’ Representative”), to act on behalf of such Seller in connection with, and to facilitate, any and all transactions arising from, in connection with and incident to the transactions contemplated hereby.  In such capacity, the Sellers’ Representative shall have the sole and exclusive power and authority to perform all actions required or permitted to be performed by the Sellers’ Representative on behalf of Sellers under this Agreement or any other transaction agreement.  A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction from all of Sellers and shall be final, binding and conclusive upon each Seller.  Purchaser may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of every such Seller.  Purchaser is hereby relieved from any liability to any persons for any acts done by them in accordance with such decision, act, consent or instruction of the Sellers’ Representative.  In furtherance of the foregoing, any reference to a power of Sellers under this Agreement, to be exercised or otherwise taken, shall be a power vested in the Sellers’ Representative.

(b)           The Sellers’ Representative shall have no liability to the Sellers with respect to actions taken or omitted to be taken in the Sellers’ Representative’s capacity as Sellers’ Representative, except with respect to any liability resulting from the Sellers’ Representative gross negligence or willful misconduct.  The Sellers’ Representative shall be entitled to rely upon any directions received from the Sellers; provided, however, that the Sellers’ Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Sellers’ Representative, unless the Sellers’ Representative has been provided with funds, security or indemnities which, in the sole determination of the Sellers’ Representative, are sufficient to protect the Sellers’ Representative against the costs, expenses and liabilities which may be incurred by the Sellers’ Representative in responding to such direction or taking such action.  The Sellers’ Representative shall be entitled to engage such counsel, experts and other agents and consultants as the Sellers’ Representative shall deem necessary in connection with exercising the Sellers’ Representative’s powers and performing the Sellers’ Representative’s function hereunder and (in the absence of bad faith on the part of the Sellers’ Representative) shall be entitled to conclusively rely on the opinions and advice of such persons.  The Sellers’ Representative shall be entitled to reimbursement by the Sellers, in proportion to each such Seller’s equity ownership of the Company immediately prior to the Closing, for all reasonable expenses, disbursements and advances (including fees and disbursements of the Sellers’ Representative’s counsel, experts and other agents and consultants) incurred by the Sellers’ Representative in such capacity, and for indemnification, by the Sellers, against any loss, liability or expenses arising out of actions taken or omitted to be taken in the Sellers’ Representative’s capacity as the Sellers’ Representative (except for those arising out of the Sellers’ Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims.

(c)           Notwithstanding the foregoing provisions of this Section 28, nothing in this Section 28 shall in any way affect or derogate from any obligation or liability of the Sellers to the Purchaser hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.  Each of the parties hereto acknowledges that it has read and understood this Agreement and has either obtained its own independent counsel with respect to the transactions contemplated hereby, or waived its right to have counsel review this Agreement.

COMPANY:

CORPORATE EDGE, INC.

By:	/s/ Scott Levy
Name:	Scott Levy
Its:	Chief Executive Officer

SELLERS:

/s/ Scott Levy
Scott Levy

/s/ Stuart Weisenfeld
Stuart Weisenfeld

/s/ Fred Moskowitz
Fred Moskowitz

PURCHASER:

INNERWORKINGS, INC

By:	/s/ Nicholas J. Galassi
Name:	Nicholas J. Galassi
Its:	Chief Financial Officer

[Signature Page to Purchase Agreement]